Exhibit 99.1

Offer to Purchase and Consent Solicitation Statement

of

BWAY PARENT COMPANY, INC.

Offer to Purchase for Cash and Solicitation of Consents in Respect of Any and All Outstanding

10.125%/10.875% Senior PIK Toggle Notes due 2015

CUSIP No. 12429WAB3

THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 13, 2012, UNLESS EXTENDED OR EARLIER TERMINATED BY US IN OUR SOLE DISCRETION (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). WE ARE CONCURRENTLY SOLICITING CONSENTS (THE “CONSENTS”) FROM HOLDERS OF THE NOTES (AS DEFINED BELOW) TO AMEND THE INDENTURE GOVERNING THE NOTES TO, AMONG OTHER THINGS, ELIMINATE MOST OF THE COVENANTS AND CERTAIN DEFAULT PROVISIONS APPLICABLE TO THE NOTES. IF YOU VALIDLY TENDER YOUR NOTES PURSUANT TO THE TENDER OFFER, YOU WILL BE DEEMED TO HAVE VALIDLY DELIVERED CONSENTS RELATED TO SUCH NOTES. THERE IS NO OPTION TO TENDER NOTES WITHOUT DELIVERING THE RELATED CONSENTS. THE CONSENT TIME FOR THE OFFER WILL BE 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 2, 2012, UNLESS EXTENDED OR EARLIER TERMINATED BY US IN OUR SOLE DISCRETION (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “CONSENT TIME”). HOLDERS OF NOTES MUST VALIDLY TENDER THEIR NOTES AT OR BEFORE THE CONSENT TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE TOTAL CONSIDERATION (AS DEFINED BELOW), WHICH INCLUDES THE CONSENT PAYMENT (AS DEFINED BELOW). NOTES TENDERED MAY BE WITHDRAWN UNTIL SUCH TIME AS THE TRUSTEE RECEIVES THE OFFICER’S CERTIFICATE CERTIFYING RECEIPT OF THE REQUISITE CONSENTS IN COMPLIANCE WITH THE TERMS OF THE INDENTURE. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING THE OFFERING CONDITION (AS DEFINED BELOW) DESCRIBED UNDER “THE OFFER AND CONSENT SOLICITATION—CONDITIONS TO THE OFFER AND CONSENT SOLICITATION.”

BWAY Parent Company, Inc., a Delaware corporation (“we,” “us” or the “Company”), is offering to purchase for cash from each registered holder (each, a “Holder” and, collectively, the “Holders”), on the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, this “Statement”) and in the related Letter of Transmittal and Consent (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and together with this Statement, the “Offer Documents”), any and all of the Company’s outstanding 10.125%/10.875% Senior PIK Toggle Notes due 2015 of (the “Notes”). As of the date hereof, the outstanding aggregate principal amount of the Notes is $176,075,221. On November 1, 2012 (the “PIK Interest Payment Date”), the outstanding aggregate principal amount of the Notes is expected to increase to $185,649,311 as a result of the payment of interest on the Notes by the Company entirely by increasing the principal amount of the Notes (the “November PIK Accrual”). This Offer (as defined below) is being made by the Company in connection with, and pursuant to the terms of, the Agreement and Plan of Merger, dated October 2, 2012 (the “Merger Agreement”), by and among the Company, BOE Intermediate Holding Corporation, BOE Merger Corporation (“Merger Sub”) and the representative named therein. The Offer and the Consent Solicitation are conditioned upon, among other things, the completion of the merger contemplated by the Merger Agreement (the “Merger”). The offer on the terms and subject to the conditions set forth in this Statement and the Letter of Transmittal is referred to herein as the “Offer.” In conjunction with the Offer, we are soliciting with respect to the Notes (the “Consent Solicitation”) consents (the “Consents”) to proposed amendments (the “Proposed Amendments”) to the indenture with respect to the Notes, dated as of October 26, 2010, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented to the date hereof (the “Indenture”). The Proposed Amendments to the Indenture provide for, among other things, elimination of most of the restrictive covenants and certain of the events of default contained in the Indenture and permission for a notice of redemption to Holders whose Notes are to be redeemed to be provided at least 3 days before a redemption date. Capitalized terms used in this Statement but not defined herein have the meanings given to them in the Indenture.

If the Proposed Amendments are adopted, Notes that are not tendered, that are tendered and validly withdrawn or that the Company does not accept for payment pursuant to the Offer will remain outstanding and subject to the terms of the Indenture, as modified by the terms of the Supplemental Indenture (as defined below) effecting the Proposed Amendments. Holders of those Notes will no longer be entitled to the benefit of the principal restrictive covenants, certain events of default and certain other provisions presently contained in the Indenture.

The table below summarizes certain payment terms of the Offer and Consent Solicitation. The additional principal amount of a Holder’s Notes resulting from the November PIK Accrual (the “Additional PIK Principal”) will be issued on November 1, 2012 to Holders of record on October 15, 2012. Holders receiving Additional PIK Principal on November 1, 2012 must tender such notes by 5:00 p.m. New York City time, on November 2, 2012 (unless the Consent Time is extended) to receive the Total Consideration for such Additional PIK Principal.

CUSIP No.	Description of Notes	Outstanding Principal Amount of Notes*	Tender Offer Consideration**	Consent Payment**	Total Consideration**
12429WAB3	10.125%/10.875% Senior PIK Toggle Notes due 2015	$176,075,221	$1,046.25	$10.00	$1,056.25

*	Outstanding principal amount will increase to $185,649,311 on the PIK Interest Payment Date.
**	Per $1,000 principal amount of Notes.

The Dealer Manager for the Offer and Solicitation Agent for the Consent Solicitation is:

BofA Merrill Lynch

October 16, 2012

Holders must validly tender (and not validly withdraw) their Notes on or prior to the Expiration Time in order to receive the Tender Offer Consideration. Holders must validly tender (and not validly withdraw) their Notes on or prior to the Consent Time in order to receive the Total Consideration (including the Consent Payment). If at or prior to the Consent Time the Company has not received properly delivered Consents (which have not been revoked) to the Proposed Amendments from Holders representing at least a majority in aggregate principal amount of the Notes then outstanding under the Indenture (the “Requisite Consents”), we may extend the Consent Time or terminate this Offer. Subject to the terms of the Offer, Holders of Notes may withdraw tendered Notes and revoke delivered Consents at any time on or prior to the Withdrawal Time (as defined herein), but not thereafter (except under certain limited circumstances described more fully herein). The Additional PIK Principal will be issued on November 1, 2012 to Holders of record on October 15, 2012. Holders receiving Additional PIK Principal on November 1, 2012 must tender such notes by 5:00 p.m. New York City time, on November 2, 2012 (unless the Consent Time is extended) to receive the Total Consideration for such Additional PIK Principal.

The total consideration for each $1,000 principal amount of Notes purchased pursuant to the Offer will be $1,056.25 (the “Total Consideration”), plus accrued and unpaid interest (accrued at the PIK interest rate) on such principal amount of Notes from the most recent interest payment date preceding the applicable Settlement Date (as defined below) to, but not including, the applicable Settlement Date (“Accrued Interest”). The Total Consideration includes a consent payment of $10.00 per $1,000 principal amount of Notes (such consent payment with respect to the Notes, the “Consent Payment”) payable only in respect of Notes tendered with Consents at or before the Consent Time. Holders validly tendering and not withdrawing Notes at or before the Consent Time will be eligible to receive the Total Consideration (including the Consent Payment). Holders validly tendering Notes after the Consent Time but at or before the Expiration Time will be eligible to receive only the tender offer consideration of $1,046.25 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), which is less than the Total Consideration by an amount equal to the Consent Payment. In addition to the Total Consideration or Tender Offer Consideration, as applicable, Holders will receive Accrued Interest. The Additional PIK Principal will be issued on November 1, 2012 to Holders of record on October 15, 2012. Holders receiving Additional PIK Principal on November 1, 2012 must tender such notes by 5:00 p.m. New York City time, on November 2, 2012 (unless the Consent Time is extended) to receive the Total Consideration for such Additional PIK Principal.

The Offer is being conducted concurrently with the Solicitation. Holders who validly tender Notes and do not validly withdraw their Notes in the Offer will be deemed to have delivered their Consents to all of the Proposed Amendments to the Indenture. The Proposed Amendments would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions contained in the Indenture and the Notes. If the Proposed Amendments become operative, they will apply to all Notes issued under the Indenture and each Holder of Notes that are not validly tendered or validly withdrawn and accepted for payment hereunder will be bound by such Proposed Amendments. The Additional PIK Principal will be issued on November 1, 2012 to Holders of record on October 15, 2012. Holders receiving Additional PIK Principal on November 1, 2012 must tender such notes by 5:00 p.m. New York City time, on November 2, 2012 (unless the Consent Time is extended) to receive the Total Consideration for such Additional PIK Principal.

Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal by a Holder of Notes in connection with the tender of Notes will be deemed to constitute delivery of the Consent of such Holder to the Proposed Amendments. To effect a tender and deliver Consents, The Depository Trust Company (“DTC”) participants may transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the Offer and Consent Solicitation will be eligible, and follow the procedures for book-entry transfer set forth in “The Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents.” It is not necessary for Holders tendering Notes using ATOP to deliver a Letter of Transmittal in relation to their tender. Holders may not validly deliver Consents without validly tendering their Notes in the Offer, and Holders may not validly revoke Consents without withdrawing their previously tendered Notes from the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable laws, the Company will accept all Notes validly tendered (and not validly withdrawn) for purchase and payment at the Expiration Date. Payment for any such Notes will be made on the Settlement Date in immediately available (same-day) funds. In the event that the Offer is withdrawn or otherwise not completed, neither the Total Consideration nor the Tender Offer Consideration will be paid or become payable to Holders.

The Proposed Amendments will be set forth in the Supplemental Indenture, which will become effective upon execution and delivery by the Company and the Trustee. It is anticipated that the Company and the Trustee will execute the Supplemental Indenture following the Consent Time upon receipt of the Requisite Consents. Although the Supplemental Indenture will become effective upon execution, the Proposed Amendments will not become operative until immediately prior to the effective time of the Merger (as defined below) (the “Operative Time”) and shall cease to be operative if the Merger is not consummated or the Company does not pay the Total Consideration or the Tender Offer Consideration, as applicable, to the Depositary (as defined below) or, upon the Depositary’s instructions, DTC on behalf of the Holders. As a result, the provisions of the Indenture to be eliminated or modified in connection with the Proposed Amendments will remain in effect in the form in which they existed prior to the effectiveness of the Supplemental Indenture until the Operative Time, whereupon they will be modified or eliminated as provided in the Proposed Amendments. Once the Supplemental Indenture is effective, however, any Consents given may not be revoked.

Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer and the solicitation agent for the Consent Solicitation (the “Dealer Manager” and the “Solicitation Agent”) at the address and telephone numbers set forth on the back cover of this Statement. Requests for additional copies of this Statement, the Letter of Transmittal or any other documents may be directed to Global Bondholder Services Corporation (in such capacity, the “Information Agent”) at the address and telephone numbers set forth on the back cover of this Statement. Global Bondholder Services Corporation will act as the depositary (in such capacity, the “Depositary”) for the Offer and Consent Solicitation.

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary, the Trustee or any of their respective affiliates makes any recommendation as to whether Holders should tender Notes in response to the Offer and deliver Consents in response to the Consent Solicitation. Each Holder must make his, her or its own decision as to whether to tender Notes and deliver Consents and, if so, as to how many Notes to tender and Consents to deliver.

IMPORTANT INFORMATION REGARDING

THE OFFER AND CONSENT SOLICITATION

This Statement and the Letter of Transmittal contain important information. You should read this Statement and the Letter of Transmittal in their entirety before you make any decision with respect to the Offer and Consent Solicitation.

This Offer is being made by the Company in connection with, and pursuant to the terms of, the Merger Agreement and is conditioned upon, among other things, completion of the Merger. The principal purpose of the Offer and Consent Solicitation is to acquire any and all of the outstanding Notes and to obtain Consents to authorize the Proposed Amendments. The Offer and Consent Solicitation are being made in connection with (i) a concurrent offering (the “New Notes Offering”) by Merger Sub of $375 million aggregate principal amount of Senior PIK Toggle Notes due 2017 (the “New Notes”), expected to close on the Early Settlement Date (as defined below) or, if any or all of the New Notes are not issued and sold on or prior to the date of consummation of the Merger, an amount equal to such unissued amount of New Notes in the form of senior unsecured PIK toggle bridge loans (the “Alternate Bridge Financing”) will be issued, (ii) the entry into senior secured credit facilities consisting of a $430 million senior secured first lien term loan B facility and a senior secured asset-based revolving credit facility with commitments of up to $150 million, which we expect to be undrawn on the closing date of the Merger (the “Bank Financing” and together with the New Notes Offering and Alternate Bridge Financing, the “Financing Transactions”) and (iii) the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”). Upon consummation of the Merger, the Company will concurrently assume all of the obligations of Merger Sub under the New Notes and the related indenture by operation of law. The Company will receive the proceeds from the Bank Financing and the New Notes Offering through the Merger to purchase any and all of the Notes tendered in the Offer and pay the related expenses, and, at the Company’s option, redeem the Notes and satisfy and discharge the Indenture. In no event will the information contained in the Offer Documents regarding the New Notes constitute an offer to sell or a solicitation of an offer to buy any New Notes. The Offer and Consent Solicitation are conditioned upon, among other things, the completion of the Financing Transactions and the Merger as described under “The Offer and Consent Solicitation—Conditions to the Offer and Consent Solicitation” and no assurance can be given that the New Notes Offering will be completed.

The Notes will become redeemable by the Company, in whole or in part, at any time on or after November 1, 2012 at a specified redemption price. On or after November 1, 2012 until (but not including) November 1, 2013, the Company may redeem all or a part of the Notes at a redemption price of 105% of the principal amount, plus any accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, on the Notes redeemed, to, but not including, the applicable redemption date. If the New Notes Offering is completed, regardless of whether we receive the Requisite Consents to effect the Proposed Amendments to the Indenture, or of what aggregate principal amount of applicable Notes we accept on the Early Settlement Date, to the extent less than 100% of the outstanding Notes are tendered and accepted for purchase pursuant to the Offer on the Early Settlement Date, we expect, but are not obligated, to redeem the Notes upon the terms and conditions set forth in the Indenture and satisfy and discharge our obligations under the Indenture on or around the Early Settlement Date pursuant to the terms of the Indenture. This Statement does not constitute a notice of redemption or an obligation to issue a notice of redemption or satisfy or discharge the Indenture. If we satisfy and discharge the Notes prior to the Expiration Time and redeem the Notes at or promptly after the Expiration Time, Holders of Notes will receive $1,050 per $1,000 aggregate principal amount of the Notes plus accrued interest (payable in cash) to but excluding the redemption date rather than the Tender Offer Consideration of $1,046.25 per $1,000 aggregate principal amount of the Notes plus Accrued Interest.

The Consent of the Holders of at least a majority in principal amount of the outstanding Notes (excluding amounts owned by the Company or its affiliates), is required to authorize the Proposed Amendments to the Indenture. As of the Consent Time, the outstanding aggregate principal amount of the Notes is $185,649,311. It is expected that the Company and the Trustee will execute the Supplemental Indenture providing for the Proposed Amendments if the Requisite Consents for the Notes have been obtained; however, although the Supplemental Indenture will be effective immediately upon its execution and delivery, the Proposed Amendments will not become operative until the Operative Time and shall cease to be operative if the Merger is not consummated or the Company does not pay the Total Consideration or the Tender Offer Consideration, as applicable, to the Depositary or, upon the Depositary’s instructions, DTC, on behalf of the Holders. Adoption of the Proposed Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Offer. If the Proposed Amendments to the Indenture become operative, any Notes remaining outstanding under that Indenture after that date will no longer be entitled to the benefit of most of the restrictive covenants and certain event of default provisions and a notice of redemption to Holders whose Notes are to be redeemed will be permitted to be provided at least 3 days before a redemption date instead of at least 30 days before. In addition, following consummation of the Offer and adoption of the Proposed Amendments, the liquidity of the trading market for any Notes that remain outstanding may be significantly reduced. See “Certain Significant Considerations” and “The Offer and Consent Solicitation—Proposed Amendments to the Indenture.”

Holders may not tender their Notes without delivering their Consents pursuant to the Consent Solicitation and may not deliver Consents without tendering their Notes pursuant to the Offer. Similarly, Holders may not withdraw their Notes without revoking their Consents pursuant to the Consent Solicitation and may not revoke Consents without withdrawing their Notes pursuant to the Offer.

Any Notes tendered may be validly withdrawn (and the Consents validly revoked) at or before the Withdrawal Time, but not thereafter, by following the procedures described herein. A valid withdrawal of tendered Notes at or before the Withdrawal Time will constitute the valid revocation of Consents. A valid revocation of Consents at or before the Withdrawal Time will constitute the valid withdrawal of Notes. Tenders of Notes (and deliveries of Consents) may not be withdrawn or revoked after the Withdrawal Time, unless required by applicable law. If the Offer is terminated without Notes being purchased, any Notes tendered pursuant to the Offer will be returned promptly to the tendering Holders, and neither the Total Consideration nor the Tender Offer Consideration, as the case may be, will be paid or become payable.

We reserve the right, at any time following the Consent Time but prior to the Expiration Time (the “Early Settlement Date”), to accept for purchase all Notes validly tendered before the Early Settlement Date and not validly withdrawn (the “Early Purchase Option”). We expect to exercise the Early Purchase Option and that the Early Settlement Date for the Offer, and the Notes, will be a business day we choose, in our sole discretion, following the Consent Time and to be the date of consummation of the Financing Transactions and the Merger. If or when we elect to exercise this option, we will pay the Total Consideration or Tender Offer Consideration, as the case may be, for the applicable Notes accepted for purchase at the Early Settlement Date on such date, plus Accrued Interest.

Subject to the terms and conditions of the Offer being satisfied or waived, we will, after the Expiration Time (the “Final Settlement Date”), accept for purchase all Notes validly tendered before the Expiration Time (and not validly withdrawn before the Withdrawal Time) (or if we have exercised the Early Purchase Option, all Notes validly tendered after the Early Settlement Date and before the Expiration Time). We expect the Final Settlement Date for the Offer will be promptly after the Expiration Time, and is expected to be the next business day after the Expiration Time. The Early Settlement Date and the Final Settlement Date are each referred to as a “Settlement Date.” The Company will pay the Total Consideration or Tender Offer Consideration, as the case may be, for the applicable Notes accepted for purchase at the Final Settlement Date on such date, plus Accrued Interest.

Our obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the Offer, or to make any Consent Payment pursuant to the Consent Solicitation, is conditioned upon the satisfaction or waiver of the following conditions: (1) the Financing Condition (as defined below), (2) the Merger Condition (as defined below) and (3) the General Conditions (as defined below). See “The Offer and Consent Solicitation—Conditions to the Offer and Consent Solicitation.”

We reserve the right, subject to applicable law, in our sole discretion, to waive any of the conditions of the Offer or the Consent Solicitation, in whole or in part, at any time and from time to time; however, we are not permitted to effect the Proposed Amendments to the Indenture if we do not receive the Requisite Consents. We also reserve the right, subject to applicable law, in our sole discretion, to (1) extend, terminate or withdraw the Offer or the Consent Solicitation at any time or (2) otherwise amend the Offer or the Consent Solicitation in any respect. The foregoing rights are in addition to the right to delay acceptance for purchase of Notes tendered pursuant to the Offer or the payment of Notes accepted for purchase pursuant to the Offer in order to comply with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offer.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in this Statement other than those contained in this Statement or in the documents incorporated by reference in this Statement, and, if given or made, that information or representation must not be relied upon as having been authorized by the Company, the Dealer Manager and Solicitation Agent, the Information Agent or the Depositary.

None of the Company, management or boards of directors of Merger Sub and the Company, the Trustee for the Notes, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary or their respective affiliates makes any recommendation to any Holder as to whether to tender any Notes in connection with the Offer or to deliver any Consents in connection with the Consent Solicitation.

v

This Statement and the Letter of Transmittal do not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction in which the offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager and Solicitation Agent or one or more registered brokers or dealers licensed under the laws of that jurisdiction. Neither the delivery of this Statement or the Letter of Transmittal nor any purchase of Notes will, under any circumstances, create any implication that there has been no change in our or our affiliates’ affairs since the date hereof, or that the information included or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof, respectively.

This Statement and the Letter of Transmittal have not been filed with or reviewed by the Securities and Exchange Commission (the “SEC”) or any other securities commission or regulator, nor has the SEC or any such commission or regulator passed upon the accuracy or adequacy of this Statement, the Letter of Transmittal or any of the other documents delivered herewith. Any representation to the contrary is unlawful and may be a criminal offense.

THE OFFER AND CONSENT SOLICITATION ARE NOT BEING MADE TO (NOR WILL THE TENDER OF NOTES AND DELIVERY OF THE RELATED CONSENTS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER OR THE SOLICITATION WOULD BE UNLAWFUL. THIS OFFER TO PURCHASE CONSTITUTES NEITHER AN OFFER TO PURCHASE NOTES NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS. IN THOSE JURISDICTIONS WHERE THE SECURITIES, “BLUE SKY” OR OTHER LAWS REQUIRE THE OFFER AND SOLICITATION TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER AND SOLICITATION SHALL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

THE COMPANY MAY OPTIONALLY REDEEM ANY NOTES NOT TENDERED IN THE OFFER ON OR AFTER NOVEMBER 1, 2012 AT A PRICE OF 105% OF THE PRINCIPAL AMOUNT THEREOF, PLUS ANY ACCRUED AND UNPAID INTEREST TO THE REDEMPTION DATE. THE COMPANY CURRENTLY INTENDS TO EXERCISE ITS RIGHT UNDER THE INDENTURE TO REDEEM ANY NOTES THAT REMAIN OUTSTANDING AFTER THE EARLY SETTLEMENT DATE AND SATISFY AND DISCHARGE THE INDENTURE, ALTHOUGH IT HAS NO LEGAL OBLIGATION TO DO SO AND THE SELECTION OF ANY PARTICULAR REDEMPTION IS IN ITS SOLE DISCRETION. IF WE SATISFY AND DISCHARGE THE NOTES PRIOR TO THE EXPIRATION TIME AND REDEEM THE NOTES AT OR PROMPTLY AFTER THE EXPIRATION TIME, HOLDERS OF NOTES WILL RECEIVE $1,050 PER $1,000 AGGREGATE PRINCIPAL AMOUNT OF THE NOTES PLUS ACCRUED INTEREST (PAYABLE IN CASH) TO BUT EXCLUDING THE REDEMPTION DATE RATHER THAN THE TENDER OFFER CONSIDERATION OF $1,046.25 PER $1,000 AGGREGATE PRINCIPAL AMOUNT OF THE NOTES PLUS ACCRUED INTEREST. THE COMPANY EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO TAKE OTHER ACTIONS WITH RESPECT TO ANY NOTES THAT HAVE NOT BEEN ACCEPTED AND PAID FOR IN THE OFFER INCLUDING, PURCHASING SUCH NOTES THROUGH OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS, ONE OR MORE ADDITIONAL TENDER OFFERS OR OTHERWISE, ON TERMS AND PRICES THAT MAY OR MAY NOT BE EQUAL TO THE TENDER OFFER CONSIDERATION OR THE TOTAL CONSIDERATION, OR TO EXERCISE ANY OF THE COMPANY’S RIGHTS UNDER THE INDENTURE.

IMPORTANT INFORMATION REGARDING

TENDERING NOTES AND DELIVERING CONSENTS

Any Holder desiring to tender Notes pursuant to the Offer and deliver Consents pursuant to the Consent Solicitation should complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein and mail or deliver that manually signed Letter of Transmittal (or that manually signed facsimile thereof) and any other documents required, or, in the case of book-entry transfers, transmit an Agent’s Message (as defined in “The Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents—Book-Entry Delivery Procedures”), together with the certificates evidencing those Notes (or confirmation of the transfer of those Notes into the account of the Depositary with The Depository Trust Company (“DTC”) pursuant to the procedures for book-entry transfer set forth herein). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes and deliver Consents with respect to Notes so registered. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and Consent Solicitation. Accordingly, beneficial owners wishing to participate in the Offer and Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the time by which they must take action in order to participate. See “The Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents.”

We expect that DTC will authorize participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes and deliver Consents as if they were Holders. To effect a tender and deliver Consents, DTC participants may transmit their acceptance to DTC through DTC’s ATOP, for which the Offer and Consent Solicitation will be eligible, and follow the procedures for book-entry transfer set forth in “The Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents.” It is not necessary for Holders tendering Notes using ATOP to deliver a Letter of Transmittal in relation to their tender.

Tendering Holders will not be obligated to pay brokerage fees or commissions to the Company, the Dealer Manager and Solicitation Agent, the Information Agent or the Depositary in connection with their tendering Notes pursuant to the Offer.

IMPORTANT DATES

Holders should take note of the following times and dates, and the defined terms used to reference them, in connection with the Offer and Consent Solicitation. Holders should note that the times and dates below are subject to change.

Defined Term	Time and Date	Event

Consent Time	5:00 p.m., New York City time, on November 2, 2012, unless extended or earlier terminated. In the case of extension, the Consent Time will be such other date and time as so extended in our sole discretion.	Holders must tender Notes and deliver Consents pursuant to the Offer and Consent Solicitation at or before the Consent Time in order to be eligible to receive the Total Consideration for the Notes tendered, which includes the Consent Payment.

Withdrawal Time	Tenders of Notes and deliveries of Consents may be withdrawn and validly revoked until such time as the Trustee receives an officer’s certificate certifying receipt of the Requisite Consents in compliance with the terms of the Indenture (the “Withdrawal Time”), but not thereafter. A valid withdrawal of tendered Notes prior to such time will constitute the concurrent valid revocation of such Holder’s related Consent. It is not possible to withdraw tenders of Notes without revoking the related Notes.	The last day and time for Holders to validly withdraw tendered Notes and revoke the related Consent. If tenders are validly withdrawn, the Holder will no longer be eligible to receive the Total Consideration on the Early Settlement Date (unless such Holder validly re-tenders such Notes prior to the Consent Time). Notes may be validly withdrawn, and Consents may be validly revoked, at or before the Withdrawal Time, but not thereafter.

Early Settlement Date	If we so elect, a business day following the Consent Time but before the Expiration Time. If we elect to exercise the Early Purchase Option with regard to the Offer, we expect the Early Settlement Date to be the date the conditions to the Offer and Consent Solicitation have been satisfied or waived.	Subject to the terms and conditions of the Offer, if we so elect, the time following the Consent Time but before the Expiration Time when we accept for purchase all Notes validly tendered and not validly withdrawn before the Withdrawal Date and when we will deposit with the Depositary or, upon the Depositary’s instructions, with DTC, the amount necessary to pay the Total Consideration or Tender Offer Consideration, as the case may be, for the Notes to be purchased on the Early Settlement Date. We expect that we will exercise the Early Settlement Option with respect to the Notes.

If we do not elect to exercise the Early Purchase Option, then all Notes will be accepted for purchase on the Final Settlement Date, unless earlier redeemed, so long as the conditions to the Offer and Consent Solicitation have been satisfied or waived.

Expiration Time	11:59 p.m., New York City time, on November 13, 2012, unless the Offer is extended or earlier terminated. In the case of extension, the Expiration Time will be such other date and time as so extended in our sole discretion.	Holders must tender Notes and deliver Consents pursuant to the Offer and Consent Solicitation before the Expiration Time in order to be eligible to receive the Tender Offer Consideration. Holders tendering Notes after the Consent Time and at or before the Expiration Time will not be eligible to receive the Consent Payment with respect to those Notes.

Final Settlement Date	Subject to the satisfaction or waiver of the conditions of the Offer, a time after the Expiration Time.	Subject to the terms and conditions of the Offer, when we accept for purchase all Notes validly tendered and not validly withdrawn and not previously accepted for purchase pursuant to the Offer.

Defined Term	Time and Date	Event

	We expect the Final Settlement Date, if any, for the Offer will be following the Expiration Time, and is expected to be the next business day after the Expiration Time.	We will deposit with the Depositary or, upon the Depositary’s instructions, DTC, the amount necessary to pay the Total Consideration or Tender Offer Consideration, as the case may be, for the Notes to be purchased on the Final Settlement Date.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

The Company files reports and other information with the SEC. These filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. Copies of such material may be obtained by mail, upon payment of the SEC’s prescribed rates, by writing to the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and also may be obtained without charge from the SEC’s website at http://www.sec.gov.

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be considered to be a part of this Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the SEC on December 20, 2011;

•

the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 (filed on February 14, 2012), March 31, 2012 (filed on May 15, 2012) and June 30, 2012 (filed on August 14, 2012 and amended by Form 10-Q/A filed on September 13, 2012); and

•

the Company’s Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed on March 9, 2012, October 5, 2012, October 9, 2012 and October 16, 2012.

All documents and reports that the Company files with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) after the date hereof and prior to the Expiration Time shall be incorporated by reference into this Offer to Purchase from the date of filing of such documents. The information contained on our website www.bwaycorp.com is not incorporated into this Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this document, or contained in this document, shall be considered to be modified or superseded to the extent that a statement contained in this document or in any subsequently filed document that is also incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded in this manner does not, except as so modified or superseded, constitute a part of this document.

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THE MERGER

As previously announced, BOE Intermediate Holding Corporation, a Delaware corporation (the “Buyer”), has entered into the Merger Agreement with Merger Sub, the Company and the representative set forth therein, pursuant to which the Buyer intends to acquire all of the outstanding shares of common stock, par value $0.01 per share pursuant to a merger of Merger Sub with and into the Company, with the Company surviving the Merger as a direct wholly-owned subsidiary of Buyer, and an indirect wholly-owned subsidiary of BOE Holding Corporation (“Holdings”). It is currently expected that the Merger will be consummated within the next 30 calendar days.

We have been advised by the Buyer that, initially following the Merger, our business and operations will be continued substantially as they are currently being conducted. We have been advised by the Buyer that Buyer will continue to evaluate our business and operations prior to and after the consummation of the Merger and will take such actions as it deems appropriate under the circumstances then existing. We have been advised by the Buyer that thereafter, Buyer intends to review such information as part of a comprehensive review of our business, operations, capitalization and management with a view to optimizing development of our potential. We have been advised by Buyer that it intends to cause the Company to satisfy and discharge the Notes prior to the Expiration Time and redeem the Notes at or promptly after the Expiration Time, but the Buyer is under no obligation to do so.

It is possible that certain members of our current management team will enter into new employment arrangements with us after the completion of the Merger and the Merger, respectively. Such arrangements may include the right to purchase or participate in our equity or our affiliates. In addition, certain members of our current management team may (i) deliver a portion of their existing common stock in us to Buyer in exchange for equity securities of Buyer or an entity of which Buyer is a wholly-owned subsidiary immediately prior to the completion of the Merger and and/or (ii) enter into arrangement to invest in Buyer or an entity in of which Buyer is a wholly-owned subsidiary contemporaneously with the completion of the Merger.

THE FINANCING TRANSACTIONS

Shortly after the date hereof, Merger Sub is commencing an offering to sell $375 million aggregate principal amount of Senior PIK Toggle Notes due 2017 in a private offering to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended, (the “Securities Act”) and non-U.S. persons outside the United States under Regulation S under the Securities Act, and in the event that any or all of the New Notes are not issued and sold on or prior to the date of consummation of the Merger, an amount equal to such unissued amount of New Notes in the form of senior unsecured PIK toggle bridge loans will be issued. Additionally, BWAY Holding Company, a Delaware corporation and our indirect subsidiary (“BWAY Holding”) will enter into senior secured credit facilities consisting of a $430 million senior secured first lien term loan B facility and a senior secured asset-based revolving credit facility with commitments of up to $150 million, which we expect to be undrawn on the closing date of the Merger. Upon consummation of the Merger, the Company will concurrently assume all of the obligations of Merger Sub under the New Notes and the related indenture by operation of law. The Company will receive the proceeds from the Bank Financing and the New Notes Offering through the Merger to purchase any and all of the Notes tendered in the Offer and pay the related expenses, and, at the Company’s option, redeem the Notes and satisfy and discharge the Indenture. In no event will the information contained in the Offer Documents regarding the New Notes constitute an offer to sell or a solicitation of an offer to buy any New Notes. The Offer and Consent Solicitation are conditioned upon, among other things, the completion of the Financing Transactions and the Merger as described under “The Offer and Consent Solicitation—Conditions to the Offer and Consent Solicitation” and no assurance can be given that the New Notes Offering will be completed.

SUMMARY

We are providing this Summary for your convenience. This Summary is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Statement and the Letter of Transmittal. Each of the capitalized terms used in this Summary and not defined herein has the meaning given to it elsewhere in this Statement.

The Offeror	BWAY Parent Company, Inc.

The Notes	10.125%/10.875% Senior PIK Toggle Notes due 2015 of the Company (the “Notes”), of which $176,075,221 aggregate principal amount is outstanding as of the date hereof.

The Offer	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Statement and the Letter of Transmittal, any and all of the outstanding Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Time. Holders who desire to tender Notes pursuant to the Offer must consent to the Proposed Amendments and Holders may not deliver Consents without tendering the related Notes. See “The Offer and Consent Solicitation.”

Expiration Time	The Offer will expire at 11:59 p.m., New York City time, on November 13, 2012, unless the Offer is extended or earlier terminated by us in our sole discretion. See “The Offer and Consent Solicitation—Expiration Time and Consent Time; Extensions; Amendments and Termination.”

Consent Payment	If, but only if, Notes are accepted for purchase in the Offer, each Holder who validly delivered Consents to the Proposed Amendments relating to such Notes on or prior to the Consent Time shall be entitled to receive, as part of the Total Consideration, a Consent Payment in the amount of $10.00 per $1,000 principal amount of Notes, that have been validly tendered, and not validly withdrawn (and Consent not validly revoked), by such Holder on or prior to the Consent Time.

Total Consideration

The Total Consideration for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, at or before the Consent Time and accepted for purchase will be $1,056.25, plus Accrued Interest. The Total Consideration for the Notes includes a Consent Payment of $10.00 per $1,000 principal amount of Notes. The Additional PIK Principal will be issued on November 1, 2012 to Holders of record on October 15, 2012. Holders receiving Additional PIK Principal on November 1, 2012 must tender such notes by 5:00 p.m. New York City time, on November 2, 2012 (unless the Consent Time is extended) to receive the Total Consideration for such Additional PIK Principal.

Holders must validly tender, and not validly withdraw, Notes on or prior to the Consent Time in order to be eligible to receive the Total Consideration, plus Accrued Interest for such Notes purchased in the Offer.

Tender Offer Consideration	Holders who validly tender their Notes after the Consent Time and at or before the Expiration Time will be eligible to receive only the Tender Offer Consideration, which is less than the Total Consideration by an amount equal to the Consent Payment. The Tender Offer Consideration is $1,046.25 per $1,000 principal amount of Notes, plus Accrued Interest.

The Consent Solicitation	We are seeking Consents from the Holders to the Proposed Amendments. Each Holder that validly delivers a Consent (and does not validly revoke that Consent) to the Proposed Amendments by tendering Notes at or before the Consent Time will be eligible to receive the Consent Payment. Holders that tender Notes after the Consent Time and at or before the Expiration Time will not be eligible to receive the Consent Payment. Holders may not tender their Notes without delivering their Consents pursuant to the Consent Solicitation and may not deliver Consents without tendering their Notes pursuant to the Offer.

Consent Time	The Consent Time for the Consent Solicitation will be 5:00 p.m., New York City time, on November 2, 2012, unless the Consent Solicitation is extended or earlier terminated in our sole discretion. Holders must validly tender Notes and deliver Consents (and not validly withdraw that tender and Consent) at or before the Consent Time in order to be eligible to receive the Total Consideration, which includes the Consent Payment, plus Accrued Interest.

Requisite Consents	The “Requisite Consents” means validly delivered and not validly revoked Consents to the Proposed Amendments from Holders representing a majority in aggregate principal amount of the Notes outstanding (not including Notes held by the Company or its affiliates). As of the date of this Statement, $176,075,221 aggregate principal amount of Notes is outstanding. At the Consent Time, $185,649,311 aggregate principal amount of Notes will be outstanding.

The Proposed Amendments	The Proposed Amendments with respect to the Notes provide for the elimination of most of the restrictive covenants and certain of the events of default contained in the Indenture and permission for a notice of redemption to Holders whose Notes are to be redeemed to be provided at least 3 days before a redemption date. For a description of the Proposed Amendments, see “The Offer and Consent Solicitation—Proposed Amendments to the Indentures.”

Supplemental Indenture	The Company and the Trustee will execute, on or following the Consent Time, a Supplemental Indenture to the Indenture, which will amend and supplement that Indenture to give effect to the Proposed Amendments if the Requisite Consents for the Notes have been obtained. Although the Supplemental Indenture will be effective immediately upon its execution and delivery, the Proposed Amendments will not become operative until the Operative Time and shall cease to be operative if the Merger is not consummated or the Company does not pay the Total Consideration or the Tender Offer Consideration, as applicable, to the Depositary or, upon the Depositary’s instructions, DTC, on behalf of the Holders.

Early Acceptance of Tendered Notes and Payment

If we elect to exercise the Early Purchase Option with regard to the Offer, we expect the Early Settlement Date to be the date the conditions to the Offer and Consent Solicitation have been satisfied or waived. If or when we elect to exercise this option, we will pay the Total Consideration or Tender Offer Consideration, as the case may be, for the Notes accepted for purchase at the Early Settlement Date on such date.

We expect to exercise the Early Purchase Option and that the Early Settlement Date for the Offer will be following the Consent Time and will be the date of the consummation of the Financing Transactions and the Merger.

Final Acceptance of Tendered Notes and Payment	We expect the Final Settlement Date, if any, for the Offer will be following the Expiration Time, and is expected to be the next business day after the Expiration Time, so long as the conditions to the Offer and Consent Solicitation have been satisfied or waived. Upon the terms and subject to the conditions of the Offer, we will pay for Notes validly tendered, and not validly withdrawn, pursuant to the Offer before the Expiration Time (or if we exercised the Early Purchase Option, all Notes validly tendered, and not validly withdrawn, after the Early Settlement Date and before the Expiration Time) on the Final Settlement Date.

Conditions of the Offer and Consent Solicitation	The consummation of the Offer and Consent Solicitation is subject to, and conditioned upon, satisfaction or, when applicable, waiver of (i) the Financing Condition, (ii) the Merger Condition, and (iii) the General Conditions. Subject to applicable law, we may waive any of the conditions of the Offer and Consent Solicitation, in whole or in part, at any time, but we are not permitted to effect the Proposed Amendments with respect to the Indenture if we do not receive the Requisite Consents of the Notes.

We reserve the right (a) to accept for purchase and pay for all Notes validly tendered, and not validly withdrawn, before the Expiration Time and to keep the Offer open or extend the Expiration Time and (b) to waive all conditions to the Offer for Notes tendered before the Expiration Time.

How to Tender Notes and Deliver Consents	For a description of the procedures for tendering Notes and delivering Consents, see “The Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents.” For further information, call the Information Agent or the Dealer Manager and Solicitation Agent, or consult your broker, dealer, commercial bank or trust company for assistance.

Withdrawal Rights and Revocation of Consents	Notes may be validly withdrawn (and Consents may be validly revoked) at, or at any time before the Withdrawal Time, but not thereafter, by following the procedures described herein. A valid withdrawal of tendered Notes at or before the Withdrawal Time will constitute the valid revocation of the related Consents. A valid revocation of Consents at or before the Withdrawal Time will constitute the valid withdrawal of the related Notes. Tenders of Notes (and deliveries of Consents) may not be withdrawn or revoked after the Withdrawal Time, unless required by applicable law.

Extension of the Offer and Consent Solicitation	We reserve the right to extend the period of the Offer or the Consent Solicitation in our sole discretion at any time, for any reason, subject to applicable law. Any extension of the period of the Offer or the Consent Solicitation will be followed as promptly as practicable by announcement thereof.

Termination of the Offer and Consent Solicitation	We expressly reserve the right, subject to applicable law, to terminate the Offer or the Consent Solicitation and not accept for purchase any Notes pursuant to the Offer, and otherwise to amend the terms of the Offer or the Consent Solicitation in any respect and in our sole discretion. Any amendment or termination of the Offer or the Consent Solicitation will be followed as promptly as practicable by announcement thereof. If we make a material change in the terms of the Offer or the Consent Solicitation or the information concerning the Offer or the Consent Solicitation or waive a material condition of the Offer or the Consent Solicitation, we will, to the extent required by applicable law, disseminate additional offer and solicitation materials and extend the period of the Offer and Consent Solicitation. If an Offer is terminated without any Notes being purchased, any Notes previously tendered with respect to the Offer will be returned promptly to the tendering Holders, and neither the Total Consideration nor the Tender Offer Consideration, as the case may be, will be paid or become payable with respect to those Notes.

Untendered Notes

Notes not tendered and purchased pursuant to the Offer will remain outstanding. Adoption of the Proposed Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Offer. If the Requisite Consents with respect to the Notes are received and the Proposed Amendments related to the Notes become operative pursuant to a Supplemental Indenture, those Notes remaining outstanding after that date will no longer be entitled to the benefit of most of the restrictive covenants and certain event of default provisions that will be eliminated from the applicable Indenture by the Supplemental Indenture, and a notice of redemption to Holders whose Notes are to be redeemed will be permitted to be provided at least 3 days before a redemption date instead of at least 30 days before. In addition, following consummation of the Offer and adoption of the Proposed Amendments, the liquidity of the trading market for any Notes that remain outstanding may be significantly reduced. See “Certain Significant Considerations” and “The Offer and Consent Solicitation—Proposed Amendments to the Indenture.”

We may optionally redeem any Notes not tendered in the Offer on or after November 1, 2012 at a price of 105% of the principal amount thereof, plus any accrued and unpaid interest to the redemption date. If the Financing Transactions and the Merger are consummated, regardless of whether the Company receives the Requisite Consents (as defined below) to effect the Proposed Amendments (as defined below) to the Indenture, or of what aggregate principal amount of applicable Notes the Company accepts on the Early Settlement Date, to the extent less than 100% of the outstanding Notes are tendered and accepted for purchase pursuant to the Offer on the Early Settlement Date, we expect, but are not obligated, to redeem the Notes upon the terms and conditions set forth in the Indenture and satisfy and discharge our obligations under the Indenture on or around the Early Settlement Date pursuant to the terms of the Indenture. However, we expressly reserve the right, in our sole discretion, to take other actions with respect to any Notes that have not been accepted and paid for in the Offer, including purchasing such Notes through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms and prices that may or may not be equal to the Offer Consideration or the Total Consideration, or to exercise any of the Company’s rights under the Indenture. This Statement does not constitute a notice of redemption or an obligation to issue a notice of redemption or satisfy or discharge the Indenture.

Purposes of the Offer and Consent Solicitation	The principal purpose of the Offer and Consent Solicitation is to acquire any and all of the outstanding Notes and to obtain Consents to authorize the Proposed Amendments.

Sources of Funds	The Company expects to pay the consideration payable pursuant to the Offer and Consent Solicitation with the receipt of the net proceeds from the Financing Transactions, expected to close on or around the Early Settlement Date. The consummation of the Offer and Consent Solicitation are conditioned upon, among other things, the completion of the Financing Transactions and the Merger as described under “The Offer and Consent Solicitation—Conditions to the Offer and Consent Solicitation,” and no assurance can be given that the Financing Transactions and/or the Merger will be completed.

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations of the Offer and Consent Solicitation, see “Certain U.S. Federal Income Tax Considerations.”

Certain Significant Considerations	For a discussion of certain considerations that may affect your decision as to whether to participate in the Offer and Consent Solicitation, see “Certain Significant Considerations.”

Dealer Manager and Solicitation Agent	You may contact Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer and the solicitation agent for the Consent Solicitation, with any questions about the Offer or the Consent Solicitation at its address and telephone numbers set forth on the back cover of this Statement.

Information Agent	Global Bondholder Services Corporation

Depositary	Global Bondholder Services Corporation

Trustee for the Notes	The Bank of New York Mellon Trust Company, N.A.

Additional Documentation; Further Information; Assistance	Additional copies of this Statement may be obtained by contacting the Information Agent at its address and telephone number set forth on the back cover page of this Statement. Questions about the terms of the Offer or the Consent Solicitation should be directed to the Dealer Manager and Solicitation Agent at its address and telephone number set forth on the back cover page of this Statement. Beneficial owners may also contact their nominee for assistance concerning the Offer and Consent Solicitation.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer and Consent Solicitation, each Holder should consider carefully, in addition to the information contained or incorporated by reference in this Statement, the matters discussed below.

If the Financing Transactions and the Merger are Completed, We Expect to Redeem the Notes.

The Notes will become redeemable by the Company, in whole or in part, at any time on or after November 1, 2012 at 105% of the principal amount, plus any accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, on the Notes redeemed, to, but not including, the applicable redemption date. If the Financing Transactions and the Merger are completed, regardless of whether the Company receives the Requisite Consents (as defined below) to effect the Proposed Amendments (as defined below) to the Indenture, or of what aggregate principal amount of applicable Notes the Company accepts on the Early Settlement Date, to the extent less than 100% of the outstanding Notes are tendered and accepted for purchase pursuant to the Offer on the Early Settlement Date, we expect, but are not obligated, to redeem the Notes upon the terms and conditions set forth in the Indenture and satisfy and discharge our obligations under the Indenture on or around the Early Settlement Date pursuant to the terms of the Indenture. However, we expressly reserve the right, in our sole discretion, to take other actions with respect to any Notes that have not been accepted and paid for in the Offer, including purchasing such Notes through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms and prices that may or may not be equal to the Offer Consideration or the Total Consideration, or to exercise any of the Company’s rights under the Indenture. This Statement does not constitute a notice of redemption or an obligation to issue a notice of redemption or satisfy or discharge the Indenture.

The Proposed Amendments, if Adopted, Among Other Things, Eliminate Most of the Restrictive Covenants and Certain of the Events of Default in the Indenture and Permit the Company to Take Certain Actions Previously Prohibited or Limited by the Indenture Without Violating the Provisions of the Indenture.

If the Proposed Amendments become operative, the Notes that are not tendered and purchased pursuant to the Offer will remain outstanding and will be subject to the terms of the Indenture, as supplemented by the Supplemental Indenture. As a result, Holders of Notes not purchased pursuant to the Offer will no longer be entitled to the benefits of most of the restrictive covenants contained in the applicable Indenture, including, but not limited to, covenants:

•	requiring the filing of SEC reports,

•	limiting indebtedness,

•	restricting certain payments,

•	limiting restrictions on distributions from certain restricted subsidiaries,

•	limiting affiliate transactions,

•	limiting liens,

•	requiring us to offer to repurchase the Notes in the event of asset sales or a change of control, and

•	requiring certain subsidiaries to deliver guarantees of the Notes.

In addition, the failure to pay or acceleration of indebtedness in excess of $25.0 million and the failure to satisfy a judgment or decree for the payment of money in excess of $25.0 million for a period of 60 consecutive days will no longer be events of default under the Indenture. The elimination of these restrictive covenants and these events of default would permit us to take certain actions previously prohibited or limited by the applicable Indenture without violating the provisions of that Indenture. The Proposed Amendments would allow us to take actions that would likely increase the credit risks faced by Holders of Notes not purchased pursuant to the Offer or that otherwise would be adverse to the Holders of untendered Notes without violating the provisions of the applicable Indenture. As a result, the market price, credit rating and liquidity of the Notes would likely be negatively affected. See “The Offer and Consent Solicitation—Proposed Amendments to the Indenture.”

If You Tender the Notes After the Consent Time but Prior to the Expiration Time You Will Receive Less Than the Redemption Price For the Notes.

After the Consent Time, you may tender the Notes and receive Tender Offer Consideration of $1,046.25 per $1,000 aggregate principal amount of the Notes plus Accrued Interest, which is less than $1,050 per $1,000 aggregate principal amount of the Notes plus accrued interest (payable in cash) to but excluding the redemption date that we will pay if we satisfy and discharge the Notes prior to the Expiration Time and redeem the Notes at or promptly after the Expiration Time.

We may Purchase Notes After the Expiration of the Offer and Consent Solicitation on Terms More or Less Favorable Than Those Proposed in the Offer and Consent Solicitation.

After the Expiration Time, we and our affiliates may, from time to time, as permitted by applicable law, the Indenture and the agreements governing our then existing debt, purchase the Notes, other than pursuant to the Offer, through redemptions, open market purchases, privately negotiated transactions, tender offer, exchange offer, redemptions or otherwise, upon the terms and at the prices we may determine at that time (or as may be provided for in the Indenture), which may be materially different from the terms and prices offered in connection with the Offer and Consent Solicitation. There can be no assurance as to which, if any, of these alternatives or combinations thereof we will choose to pursue in the future.

Nothing contained in the Offer Documents will prevent us from exercising our rights under the Indenture to defease or satisfy or otherwise discharge our obligations with respect to the Notes by depositing cash or other securities with the Trustee in accordance with the terms of the Indenture, as modified by the Proposed Amendments.

If You do not Tender Your Notes and the Offer is Consummated, There Will be a Smaller Trading Market for Your Notes and the Market Price of Your Notes may Decline or may be More Volatile.

The Notes are not listed on any national or regional securities exchange. Holders should be aware that trading of the Notes has been limited, and prices and trading volumes of the Notes are difficult to monitor. To the extent that Notes are traded, prices for the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers and to obtain current information with respect to the market prices for the Notes that they hold so they can better evaluate the Offer and Consent Solicitation.

To the extent that Notes are purchased in the Offer, any existing trading market for the remaining Notes will likely become more limited. A debt security with a smaller outstanding principal amount available for trading, or a smaller “float”, will likely command a lower price than would a comparable debt security with a larger float. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. As a result, Holders that do not tender their Notes in the Offer may not be able to sell their Notes at attractive prices, or at all, after the closing of the Offer and Consent Solicitation. The extent of the public market for the Notes following consummation of the Offer will depend on, among other things, the remaining outstanding principal amount of Notes, the number of Holders and the interest in maintaining a market in the Notes on the part of securities firms. We do not intend to create or sustain a market for any Notes that remain outstanding following the consummation of the Offer.

The Consummation of the Offer and Consent Solicitation is Subject to Satisfaction of Certain Conditions.

The consummation of the Offer and Consent Solicitation is subject to satisfaction of the Offering Condition, the Merger Condition and the General Conditions. These conditions are described in more detail in this Statement under “The Offer and Consent Solicitation—Conditions to the Offer and Consent Solicitation.” There can be no assurance that those conditions will be met with respect to the Offer and Consent Solicitation.

The Right to Receive a Consent Payment is Subject to Consents having been Validly Delivered Prior to the Consent Time and not Validly Revoked prior to the Withdrawal Time and Notes being Accepted for Purchase.

On the Early Settlement Date, or, if no Early Settlement Date, the Final Settlement Date, the Company will pay each tendering Holder who validly consented to the Proposed Amendments prior to the Consent Time a Consent Payment for such Holder’s Notes for which Consents have been validly delivered and not validly revoked prior to the Withdrawal Time if such Notes are accepted for purchase. If a Holder’s Notes are not validly tendered and the corresponding Consents are not validly delivered pursuant to the applicable Offer and Consent Solicitation prior to the Consent Time, or such Holder’s Notes are withdrawn and not properly retendered prior to the Consent Time (irrespective of whether the related Consents are revoked), such Holder will not receive a Consent Payment even though the Proposed Amendments relating to such Notes will, if the Requisite Consents are received and accepted, be effective as to each of such Holder’s Notes that are not purchased in such Offer. In addition, each Holder who validly tenders Notes, and thereby validly consents to the Proposed Amendments, after the Consent Time and on or before the Expiration Time will receive the Tender Offer Consideration, plus Accrued Interest, but will not receive a Consent Payment even though such Holder delivered its consent.

There is Limited Ability to Withdraw Tendered Notes.

Tenders of Notes may be validly withdrawn at any time at or before the Withdrawal Time, but not thereafter, unless required by applicable law. In addition, we may, in our sole discretion subject to applicable law, extend the Expiration Time or, at any time prior to the Final Settlement Date, terminate the Offer and Consent Solicitation. Payment of the Tender Offer Consideration and the Consent Payment will not be made prior to the Early Settlement Date or the Final Settlement Date, as applicable, the occurrence of which is dependent upon the satisfaction or waiver of the conditions to the Offer and Consent Solicitation. Therefore, Holders that tender Notes at or before the Withdrawal Time could be forced to wait for an extended period of time before receiving payment and may not have the ability to withdraw or trade tendered Notes during that time. Unless required by applicable law, Notes tendered after the Withdrawal Time may not be withdrawn, and, if the Expiration Time is extended, Holders that tender those Notes could be forced to wait for an extended period of time before receiving payment for their Notes.

Tendering Notes and Delivering Consents Will Have Tax Consequences.

See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax consequences of the Offer and Consent Solicitation.

DESCRIPTION OF THE NOTES

On October 26, 2010, the Company issued the Notes. Interest accrues on the Notes (i) in cash, (ii) by increasing the principal amount of the Notes or by issuing new Notes, or (iii) by a combination of cash and increasing the principal amount of the Notes or by issuing new Notes, at the option of the Company. The Notes were issued at an initial aggregate principal amount of $150.0 million. As of the date hereof, the outstanding aggregate principal amount of the Notes was $176,075,221. At the Consent Time, $185,649,311 aggregate principal amount of Notes will be outstanding. The Notes are not guaranteed by any of the Company’s subsidiaries. The Notes rank equally in right of payment with all of the Company’s senior debt and senior in right of payment to all of the Company’s subordinated debt. The Notes are effectively junior to the Company’s other secured debt to the extent of the collateral securing such debt. Because the Notes are not guaranteed by any of the Company’s subsidiaries, the Notes are structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries, including BWAY Intermediate Company, Inc., BWAY Holding Company and BWAY Holding Company’s subsidiaries.

The Notes contain customary covenants that, among other things, limit, subject to certain exceptions, the Company’s ability to incur additional indebtedness, pay dividends on its capital stock or repurchase its capital stock, make certain investments or other restricted payments, create liens or use assets as security in other transactions, enter into sale and leaseback transactions, merge, consolidate or transfer or dispose of substantially all of the Company’s assets, and engage in certain transactions with affiliates.

The Notes will become redeemable by the Company, in whole or in part, at any time on or after November 1, 2012 at a specified redemption price. On or after November 1, 2012 until (but not including) November 1, 2013, the Company may redeem all or a part of the Notes at a redemption price of 105% of the principal amount, plus any accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date.

THE OFFER AND CONSENT SOLICITATION

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer or the Consent Solicitation.

Purpose and Background of the Offer and Consent Solicitation

The Offer and Consent Solicitation are being made in anticipation of, and are conditioned upon, the consummation of the Financing Transactions and the Merger.

The principal purpose of the Offer and Consent Solicitation is to acquire any and all of the outstanding Notes and to obtain Consents to authorize the Proposed Amendments. The Offer and Consent Solicitation are being made in connection with the Financing Transactions and the Merger, expected to close on the Early Settlement Date. In no event will the information contained in the Offer Documents regarding the New Notes constitute an offer to sell or a solicitation of an offer to buy any New Notes. The Offer and Consent Solicitation are conditioned upon, among other things, the completion of the Financing Transactions and the Merger, as described under “Conditions to the Offer and Consent Solicitation” and no assurance can be given that the Financing Transactions and/or the Merger will be completed.

Position Regarding the Offer and Consent Solicitation

Neither we nor any of our affiliates, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of that Holder’s Notes, or whether to deliver or refrain from delivering any Consents with respect thereto. Neither we nor any of our affiliates, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary or the Trustee has authorized any person to make any such recommendation. Each Holder must decide whether to tender Notes, and if tendering, the principal amount of Notes to tender, and to deliver Consents. Holders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors and make their own decisions about whether to tender Notes (and deliver Consents), and, if they wish to tender Notes (and deliver Consents), the principal amount of Notes to tender.

Financing of the Offer and Consent Solicitation

The total amount of funds required to purchase all of the Notes sought in the Offer, to make Consent Payments in respect of all Consents delivered in the Consent Solicitation and to pay all fees and expenses in connection with the Offer and Consent Solicitation is expected to be approximately $196.5 million, assuming all of the Notes are validly tendered, and not withdrawn, at or before the Consent Time and that payment for all tendered Notes is made on the expected Early Settlement Date, which we anticipate will be following the Consent Time and will be the date of the consummation of the Financing Transactions and the Merger. The Company expects to fund the Offer and Consent Solicitation from the receipt of the net proceeds from the Financing Transactions, expected to close on the Early Settlement Date. The consummation of the Offer and Consent Solicitation are conditioned upon, among other things, the completion of the Financing Transactions and the Merger as described under “—Conditions to the Offer and Consent Solicitation,” and no assurance can be given that the Financing Transactions and/or Merger will be completed.

Principal Terms of the Offer and Consent Solicitation

The Company is hereby offering, upon the terms and subject to the conditions set forth in this Statement and the Letter of Transmittal, to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn) at or before the Expiration Time for the consideration described below. Holders who tender their Notes at or before the Consent Time and who do not withdraw their Notes at or before the Withdrawal Time will be eligible to receive the Total Consideration of $1,056.25 for each $1,000 principal amount of Notes accepted for purchase pursuant to the Offer, plus Accrued Interest. Additional PIK Principal will be issued on November 1, 2012 to Holders of record on October 15, 2012. Holders receiving Additional PIK Principal on November 1, 2012 must tender such notes by 5:00 p.m. New York City time, on November 2, 2012 (unless the Consent Time is extended) to receive the Total Consideration for such Additional PIK Principal. Holders validly tendering Notes and delivering Consents after the Consent Time and at or before the Expiration Time will be eligible to receive only the Tender Offer Consideration, which is less than the Total Consideration by an amount equal to the Consent Payment ($10.00 per $1,000 principal amount of Notes), plus Accrued Interest.

Notes may be tendered and consents may be delivered only in principal amounts equal to minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

No alternative, conditional or contingent tenders will be accepted.

In conjunction with the Offer, we are soliciting, on the terms and subject to the conditions set forth in the Offer Documents, Consents by which Holders consent to Proposed Amendments to the Indenture providing for, among other things, the elimination of most of the restrictive covenants and certain of the events of default contained in the Indenture and permission for a notice of redemption to Holders whose Notes are to be redeemed to be provided at least 3 days before a redemption date, as described more fully under “Proposed Amendments to the Indentures.” In the Consent Solicitation, we are seeking Consents to the Proposed Amendments as a single proposal. Accordingly, any Consent purporting to consent to the Proposed Amendments only in part will be deemed a valid delivery of Consent to all of the Proposed Amendments.

Any Holder that tenders Notes pursuant to the Offer must also deliver a Consent. Holders may not deliver Consents without tendering Notes. Holders that validly tender their Notes pursuant to the Offer will be considered to have validly delivered their Consents with respect to the tendered Notes. A Holder may not revoke a Consent without withdrawing the previously tendered Notes to which that Consent relates and may not withdraw previously tendered Notes without revoking the related Consent. If a Holder’s Notes are not validly tendered or are validly tendered but validly withdrawn and not validly re-tendered at or before the Consent Time, that Holder will not receive a Consent Payment in respect of its Notes, even though the Proposed Amendments may be effective and operative as to that Holder’s Notes that are not purchased in the Offer.

It is expected that the Company and the Trustee will execute the Supplemental Indenture providing for the Proposed Amendments if the Requisite Consents for the Notes have been obtained, but before the acceptance for purchase of any Notes pursuant to the Offer. Although the Supplemental Indenture will be effective immediately upon its execution and delivery, the Proposed Amendments will not become operative until the Operative Time and shall cease to be operative if the Merger is not consummated or the Company does not pay the Total Consideration or the Tender Offer Consideration, as applicable, to the Depositary or, upon the Depositary’s instructions, DTC, on behalf of the Holders.

Expiration Time and Consent Time; Extensions, Amendments and Termination

The Offer will expire at 11:59 p.m., New York City time, on November 13, 2012, unless extended or earlier terminated in our sole discretion. The deadline for Holders to validly tender Notes and deliver Consents and be eligible to receive payment of the Total Consideration pursuant to the Offer and Consent Solicitation is 5:00 p.m., New York City time, on November 2, 2012, unless extended or earlier terminated. We reserve the right to extend the Offer and Consent Solicitation for any period we may determine, in our sole discretion, from time to time, by giving written or oral notice to the Depositary and by making public disclosure by press release by 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time or Consent Time, as applicable, for the Offer and Consent Solicitation. During any extension of the period of the Offer, all Notes previously tendered will remain subject to the Offer. During any extension of the period of the Consent Solicitation, all Consents delivered will remain effective, unless validly revoked at or before the Consent Time.

The Company reserves the right, subject to applicable law, to, in its sole discretion:

•	waive any and all conditions to the Offer or the Consent Solicitation other than the receipt of the Requisite Consents;

•	extend or terminate or withdraw the Offer or the Consent Solicitation; or

•	otherwise amend the Offer or the Consent Solicitation in any respect.

If the Offer is terminated, Notes tendered pursuant to the Offer will be returned promptly to tendering Holders. The Company reserves the right (a) to accept for purchase and pay for all Notes validly tendered before the Expiration Time and to keep the Offer open or extend the Expiration Time and (b) to waive any and all conditions to the Offer for Notes tendered before the Expiration Time.

Any extension, amendment or termination will be followed as promptly as practicable by a public announcement of the extension, amendment or termination. Without limiting the manner in which we may choose to make that announcement, we will not, unless otherwise required by applicable law, have any obligation to advertise or otherwise communicate that announcement other than by making a release to a nationally recognized news service or through another means of announcement we consider appropriate.

Any waiver or amendment to the Offer will apply to all Notes tendered pursuant thereto, regardless of when or in what order those Notes were tendered.

Conditions to the Offer and Consent Solicitation

Notwithstanding any other provision of the Offer or the Consent Solicitation, and in addition to, and not in limitation of, our rights to extend the period of or amend the Offer and Consent Solicitation, we will not be required to accept for purchase, or to pay for, Notes tendered pursuant to the Offer or Consents delivered pursuant to the Consent Solicitation and may terminate, extend or amend any or all of the Offer and Consent Solicitation and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered and Consents so delivered if:

(1)	(a) (x) an offering of New Notes of not less than $375 million aggregate principal amount has not been consummated on or prior to the Early Settlement Date or the Final Settlement Date, as the case may be, on terms satisfactory to us, or (y) if any or all of the New Notes are not issued and sold on or prior to the date of consummation of the Merger, an amount equal to such unissued amount of New Notes in the form of senior unsecured PIK toggle bridge loans has not been issued and (b) the entry into senior secured credit facilities consisting of a $430 million senior secured first lien term loan B facility and a senior secured asset-based revolving credit facility with commitments of up to $150 million, which we expect to be undrawn on the closing date of the Merger has not become effective in accordance with their terms (clauses (a) and (b), together the “Financing Condition”)

(2)	the Merger of Merger Sub with and into the Company, with the Company surviving the Merger as a direct wholly-owned subsidiary of Buyer, an indirect wholly-owned subsidiary of Holdings, has not been consummated and the Company has not concurrently assumed all of the obligations of Merger Sub under the New Notes and the related indenture by operation of law (the “Merger Condition”); or

(3)	the General Conditions have not been satisfied.

The “General Conditions” with respect to the Offer and Consent Solicitation will not be considered satisfied if (a) any of the following conditions occurs (and, to the extent any of those conditions has occurred, has not been waived by us):

(i)	in our reasonable judgment, any actual or threatened legal impediment (including a default under an agreement, indentures or other instrument or obligation to which the Company or any of its subsidiaries or affiliates is party or by which any of them is bound) to the purchase of such Notes pursuant to such Offer and Consent Solicitation has arisen on or prior to the Consent Time or the Expiration Time, as applicable; or

(ii)	any change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on the market price of the Notes or the value of the Notes has occurred on or prior to the Consent Time or the Expiration Time, as applicable; or

(iii)	on or prior to the Consent Time or the Expiration Time, as applicable, any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would prohibit, prevent, restrict or delay consummation of the Offer and Consent Solicitation; or

(iv)	on or prior to the Consent Time or the Expiration Time, as applicable, the Trustee shall have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Offer or Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or Consent Solicitation or the acceptance of, or payment for, the Notes or, if the requisite Consents to approve the Proposed Amendments are received, the effectiveness of the Proposed Amendments; or

(b)	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly, involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company’s reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of more than 10% in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on October 15, 2012, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the United States, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or on the trading in the Notes, or the Financing Transactions, or the Merger, or on the benefits of the Offer and Consent Solicitation to us; in the case of any of the foregoing existing at the time of commencement of the Offer and Consent Solicitation, in the Company’s reasonable judgment, a material acceleration or worsening thereof; or

•

any change or changes, or threatened change or changes, in our or our subsidiaries’ business, condition (financial or otherwise), assets, income, operations, prospects or share ownership that, in the Company’s reasonable judgment, has or will have a material adverse effect on the Company or its subsidiaries, taken as a whole, or on the benefits of the Offer and Consent Solicitation to us.

After the Early Settlement Date with respect to the Notes, if any, our obligation to accept further tenders of such Notes prior to the Expiration Time will be conditioned only upon the satisfaction of the General Conditions as set forth above.

The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, including any action or inaction by us. Our failure at any time to assert any of the foregoing conditions will not be considered a waiver of our right to assert those conditions, and our right to assert a condition is an ongoing right which we may assert at any time and from time to time. Our determination concerning any of the events described above will be final and binding upon all persons. We reserve the right, subject to applicable law, in our sole discretion, to waive any or all of the conditions, in whole or in part, at any time and from time to time, but we are not permitted to effect the Proposed Amendments to the Indenture if we do not receive the Requisite Consents of the Notes. Any determination by us concerning the events described in this section shall be final and binding upon all Holders.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Offer and/or the Consent Solicitation. We will give Holders notice of such amendments as may be required by applicable law.

Acceptance of Notes for Purchase; Payment for Notes and Consents

If we elect to exercise the Early Purchase Option with regard to the Offer, we expect the Early Settlement Date to be following the Consent Time, so long as the conditions to the Offer and Consent Solicitation have been satisfied or waived. We expect to exercise the Early Purchase Option and that the Early Settlement Date for the Offer will be following the Consent Time and will be the date of the consummation of the Financing Transactions and the Merger.

We expect the Final Settlement Date to be promptly after the Expiration Time, so long as the conditions to the Offer and Consent Solicitation have been satisfied or waived.

We reserve the right, in our sole discretion:

•

to delay acceptance for purchase of Notes tendered under the Offer or payment for Notes accepted for purchase, subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer or the Consent Solicitation; and

•	to terminate or withdraw the Offer and Consent Solicitation at anytime and not accept for purchase any Notes.

In all cases, payment for Notes accepted for purchase pursuant to the Offer and payment for Consents pursuant to the Consent Solicitation will be made only after timely receipt by the Depositary of:

(1)	certificates representing the Notes tendered pursuant to the Offer or confirmation of a book-entry transfer of the Notes into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under “—Procedures for Tendering Notes and Delivering Consents”;

(2)	a properly completed and duly executed Letter of Transmittal, a manually signed facsimile of that document, or a properly transmitted Agent’s Message (as defined under “—Procedures for Tendering Notes and Delivering Consents—Book-Entry Delivery Procedures”); and

(3)	all necessary signature guarantees and any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be considered to have accepted for purchase validly tendered Notes, or defectively tendered Notes as to which we have waived the defects, if, as and when we give oral notice promptly confirmed in writing or written notice of acceptance to the Depositary. Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will pay for Notes accepted for purchase in the Offer and for Consents validly delivered pursuant to the Consent Solicitation by deposit of funds with the Depositary (or upon its instructions, DTC), which will act as agent for the tendering and consenting Holders for the purpose of receiving the Tender Offer Consideration and Consent Payments and transmitting those monies to the appropriate Holders.

If, for any reason, acceptance for purchase or payment of Notes validly tendered pursuant to the Offer, or payment for validly delivered Consents pursuant to the Consent Solicitation, is delayed or we are unable to accept for purchase or pay for validly tendered Notes pursuant to the Offer or pay for validly delivered Consents pursuant to the Consent Solicitation, then, without prejudice to our rights under “—Expiration Time and Consent Time; Extensions, Amendments and Termination” and “—Conditions to the Offer and Consent Solicitation” above and “—Withdrawal of Tenders and Revocation of Consents” below, but subject to Rule 14e-1 under the Exchange Act, the Depositary may, nevertheless, on our behalf, retain tendered Notes and delivered Consents, and those Notes may not be withdrawn and those Consents may not be revoked.

Notwithstanding anything to the contrary contained herein, in no event will any Consent Payments be payable if Notes are not purchased pursuant to the Offer.

If any tendered Notes are not accepted for purchase for any reason pursuant to the Offer, or if certificates are submitted evidencing more Notes than those which are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth under “—Procedures for Tendering Notes and Delivering Consents—Book-Entry Delivery Procedures,” those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by that Holder under “Special Delivery Instructions” in the Letter of Transmittal, following each date on which Notes are accepted for purchase or the date of termination or expiration of the Offer.

No additional interest will be payable because of any delay by the Depositary or DTC or any other person in the transmission of funds to Holders or otherwise.

Holders that tender Notes purchased in the Offer will not be obligated to pay transfer taxes with respect to the purchase of those Notes, unless the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal submitted by the tendering Holder has been completed, as described in the instructions to the Letter of Transmittal.

Procedures for Tendering Notes and Delivering Consents

General

For a Holder to be eligible to receive either the Total Consideration or the Tender Offer Consideration, plus Accrued Interest, as the case may be, the Holder must validly tender its Notes pursuant to the Offer before the Consent Time or the Expiration Time, as the case may be, and, in the case of Notes tendered at or before the Consent Time, not withdraw those Notes before that deadline. The tender of Notes pursuant to the Offer and in accordance with the procedures described below will constitute the delivery of a Consent with respect to the Notes tendered. Holders may not deliver Consents without validly tendering their Notes pursuant to the Offer.

The method of delivery of Notes, Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Consents and the Letter of Transmittal or transmitting an Agent’s Message, and, except as otherwise provided in the Letter of Transmittal, delivery will be considered made only when actually received by the Depositary. If delivery is by mail, we suggest that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Consent Time or the Expiration Time, as applicable, to permit timely delivery to the Depositary. Tenders of Notes and delivery of Consents pursuant to the Offer and Consent Solicitation will be accepted only in principal amounts equal to minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

Tender of Notes, Binding Agreement

The tender of Notes by a Holder, pursuant to the procedures set forth below, and the subsequent acceptance of that tender by the Company, will constitute a binding agreement between that Holder and the Company in accordance with the terms and subject to the conditions set forth in this Statement and in the Letter of Transmittal, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Delivery of Consents

Only registered Holders of the Notes are entitled to deliver Consents. Pursuant to the Indenture, the transfer of Notes on the register for the Notes will not have the effect of revoking any Consent previously given by the registered Holder of those Notes and that Consent will remain valid unless revoked by the person in whose name those Notes are then registered on the register for the Notes. Revocation will be effective only if the Depositary receives the notice of revocation at or before the Consent Time.

If your Notes either are not validly tendered, or are validly withdrawn and not validly retendered, at or before the Consent Time, you will not be eligible to receive a Consent Payment, even though the Proposed Amendments may be operative as to your Notes that are not purchased in the Offer.

Tenders of Notes Held in Physical Form

To validly tender, and deliver Consents with respect to, Notes held in physical form, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder of those Notes, together with any signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Statement and certificates representing those Notes must be received by the Depositary at that address at or before the Consent Time or before the Expiration Time, as applicable. Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to the Company, the Dealer Manager and Solicitation Agent, the Information Agent or the Trustee.

If the Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to validly tender those Notes pursuant to the Offer and deliver Consents pursuant to the Consent Solicitation, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of the Holder(s) appear on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below.

Tender of Notes Held Through a Custodian

Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver Consents should contact that broker, dealer, commercial bank, trust company or other nominee promptly and instruct that broker, dealer, commercial bank, trust company or other nominee to tender Notes and deliver Consents on the beneficial owner’s behalf.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and Consent Solicitation. Accordingly, beneficial owners wishing to participate in the Offer and Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the time by which the beneficial owner must take action in order to participate.

Tender of Notes Held Through DTC

To validly tender, and deliver Consents with respect to, Notes that are held through DTC, DTC participants should either (1) properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and those other documents to the

Depositary, or (2) electronically transmit their acceptance through ATOP (and thereby tender Notes and deliver Consents), for which the Offer and Consent Solicitation will be eligible. Upon receipt of a Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes held through DTC must be made to the Depositary pursuant to the book-entry delivery procedures set forth below. It is not necessary for Holders tendering Notes using ATOP to deliver a Letter of Transmittal in relation to that tender.

Except as provided below, unless the Notes being tendered pursuant to the Offer are deposited with the Depositary before the Expiration Time (accompanied by a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, or a properly transmitted Agent’s Message, and all other required documents), we may, at our option, reject that tender.

Book-Entry Delivery Procedures

The Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer and Consent Solicitation within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes and Consents by causing DTC to transfer those Notes into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Notes and Consents may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal, or a facsimile of that document, with any required signature guarantees, or an Agent’s Message, and all other required documents, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Statement at or before the Consent Time in order for a Holder to be eligible to receive the Total Consideration, plus Accrued Interest, with respect to those Notes, or before the Expiration Time in order for a Holder to be eligible to receive the Tender Offer Consideration, plus Accrued Interest, with respect to those Notes. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC, as described above, is referred to in this Statement as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Notes and that the DTC participant has received the Letter of Transmittal, that the DTC participant agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the DTC participant.

Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a recognized participant in good standing in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the Notes tendered thereby are tendered:

(1)	by the Holder of those Notes (or by a DTC participant whose name appears on a security position listing as the owner of those Notes) that has not completed either of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

(2)	for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to in this Statement as an “Eligible Institution”).

If the Holder tendering Notes is a person other than the signer of the Letter of Transmittal, or if Notes not accepted for purchase or Notes not being tendered are to be returned to a person other than the Holder, then the signatures on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Effect of a Letter of Transmittal

By executing a Letter of Transmittal (or by tendering Notes through a Book-Entry Confirmation), and subject to and effective upon acceptance for purchase of, and payment of, the Notes tendered therewith, a tendering Holder (i) represents, warrants and agrees that it has received and read a copy of the Offer Documents, understands and agrees to be bound by all the terms and conditions of the Offer and has full power and authority to tender its Notes; (ii) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Notes tendered thereby and represents and warrants that when those tendered Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right; (iii) waives any and all other rights with respect to the Notes

(including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes and the applicable Indenture); (iv) releases and discharges the Company and the Trustee from any and all claims the Holder may have now, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that the Holder is entitled to receive any principal or interest payments with respect to the Notes (except as specifically provided in this Statement) or to participate in any redemption or defeasance of the Notes; (v) upon the Company’s request or the request of the Depositary, as applicable, agrees to execute and deliver any additional documents necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby; and (vi) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of the Holder with respect to any tendered Notes (with full knowledge that the Depositary also acts as agent for the Company), with full power of substitution and re-substitution (that power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing those Notes, or transfer ownership of those Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present those Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of those Notes (except that the Depositary will have no right to, or control over, funds from the Company, except as agent for the tendering Holders, for the Total Consideration or Tender Offer Consideration, as applicable, plus Accrued Interest, for any tendered Notes that are purchased by the Company), all in accordance with the terms and subject to the conditions of the Offer and Consent Solicitation, as described in the Offer Documents.

By executing a Letter of Transmittal (or transmission of an Agent’s Message), a Holder makes and provides written Consent, with respect to the principal amount of Notes tendered thereby, to the Proposed Amendments and to the execution and delivery of the applicable Supplemental Indenture. A Holder also (i) represents, warrants and agrees that the Holder has received and read a copy of the Offer Documents, understands and agrees to be bound by all the terms and conditions of the Consent Solicitation and has full power and authority to deliver Consents in respect of the Holder’s Notes tendered hereby; and (ii) upon the Company’s request or the request of the Depositary, as applicable, agrees to execute and deliver any additional documents necessary or desirable to perfect the Holder’s Consent to the Proposed Amendments or to complete the execution of the applicable Supplemental Indenture.

No Guaranteed Delivery

We have not provided for the tender of Notes by guaranteed delivery in connection with the Offer. Holders must tender their Notes in accordance with the procedures set forth under “—Procedures for Tendering Notes and Delivering Consents.”

Mutilated, Lost, Stolen or Destroyed Certificate

If a Holder desires to tender Notes pursuant to the Offer and deliver Consents pursuant to the Consent Solicitation, but the certificates evidencing those Notes have been mutilated, lost, stolen or destroyed, that Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Notes.

Other Matters

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes and deliveries of Consents will be determined by us, in our sole discretion, and our determination will be final and binding. Conditional or contingent tenders or Consents will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes or deliveries of Consents determined by us not to be in proper form or, in the case of the Notes, if the acceptance or payment for those Notes may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect, irregularity or condition of tenders to particular Notes or of delivery as to particular Consents. Our interpretations of the terms and conditions of the Offer and Consent Solicitation (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Notes or deliveries of Consents must be cured within the time we determine, unless waived by us. Tenders of Notes and deliveries of Consents will not be considered to have been made until all defects and irregularities have been waived by us or cured. Holders may not deliver Consents without validly tendering their Notes pursuant to the Offer. None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or deliveries of Consents, nor will they incur any liability to Holders for failure to give any such notice.

Withdrawal of Tenders and Revocation of Consents

Any Notes tendered may be validly withdrawn (and the Consents validly revoked) at any time prior to the Withdrawal Time, but not thereafter, by following the procedures described herein. A valid withdrawal of tendered Notes at or before the Withdrawal Time will constitute the valid revocation of the related Consents. A valid revocation of Consents will constitute the valid withdrawal of the related Notes. In order for a Holder to validly revoke Consents, the Holder must validly withdraw the related Notes. Tenders of Notes (and deliveries of Consents) may not be withdrawn or revoked after the Consent Time, unless required by applicable law.

For a withdrawal of a tender of Notes and the concurrent revocation of Consents to be effective, a written or facsimile transmission of a notice of withdrawal or a Request Message (as defined below) must be received by the Depositary at its address set forth on the back cover of this Statement at or before the Withdrawal Time.

Any notice of withdrawal must:

(1)	specify the name of the Holder of the Notes to be withdrawn;

(2)	contain the description of the Notes to be withdrawn, the certificate numbers shown on the particular certificates representing those Notes (or, in the case of Notes tendered by book-entry transfer, the number of the account at DTC from which the Notes were tendered and the name and number of the account at DTC to be credited with the Notes withdrawn) and the principal amount of those Notes; and

(3)	be signed (other than a notice transmitted through DTC’s ATOP system) by the registered Holder of the Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing the Notes.

The signature(s) on the notice of withdrawal of any tendered Notes and revocation of Consents must be guaranteed by an Eligible Institution, unless the Notes have been tendered for the account of an Eligible Institution.

In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message (a “Request Message”) to the Depositary. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a Request Message or a signed notice of withdrawal will be effective immediately upon receipt of that Request Message or written or facsimile notice of withdrawal, even if physical release has not yet then been effected.

Withdrawal of Notes with the concurrent revocation of Consents may only be accomplished in accordance with the foregoing procedures. A valid withdrawal of Notes at or before the Withdrawal Time (without a concurrent valid revocation of the related Consents) will render the Consents defective, and a valid revocation of Consents at or before the Consent Time (without a concurrent valid withdrawal of the related Notes) will render the tender of Notes defective.

Notes validly withdrawn may thereafter be retendered (and Consents given) at any time before the Expiration Time by following the procedures described under “—Procedures for Tendering Notes and Delivering Consents,” but if a Holder’s Notes are not properly retendered and Consents given pursuant to the Offer at or before the Consent Time, the Holder will not be eligible to receive the Consent Payment.

All questions as to the validity, including time of receipt, of notices of withdrawal and revocation of Consents will be determined by us, in our sole discretion, and our determination will be final and binding. None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or revocation of Consents, or incur any liability for failure to give any such notification. We reserve the right to contest the validity of any revocation. A purported notice of revocation that is not received by the Depositary in a timely fashion will not be effective to revoke a Consent previously given.

Subject to applicable law, if, for any reason whatsoever, acceptance for purchase of, or payment for, any Notes validly tendered pursuant to the Offer is delayed (whether before or after our acceptance for purchase of the Notes), or we extend the period of the Offer or are unable to accept for purchase or pay for the Notes validly tendered pursuant to the Offer, then, without prejudice to our rights set forth herein, we may instruct the Depositary to retain tendered Notes, and those Notes may not be withdrawn, except to the extent that Holders are entitled to withdrawal rights as described above.

The Notes are debt obligations of the Company governed by the Indenture. No appraisal or other similar statutory rights are available to Holders in connection with the Offer or the Consent Solicitation.

PROPOSED AMENDMENTS TO THE INDENTURE

The following summarizes the Proposed Amendments for which Consents are being sought pursuant to the Consent Solicitation. The summary of the provisions of the Indenture affected by the Proposed Amendments set forth below is qualified in its entirety by reference to the full and complete terms in the Indenture. The Proposed Amendments would eliminate most of the restrictive covenants, certain provisions of covenants relating to mergers and consolidations and certain events of default in the Indenture and permit a notice of redemption to Holders whose Notes are to be redeemed to be provided at least 3 days before a redemption date, in each case as described below. The Proposed Amendments do not affect the Company’s obligations under the Trust Indenture Act of 1939, as amended.

Pursuant to the Indenture, the Proposed Amendments require the written consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

Following the Consent Time and upon receipt of the Requisite Consents, the Company and the Trustee will execute a Supplemental Indenture to the Indenture, providing for the Proposed Amendments if the Requisite Consents for the Notes have been obtained. The Supplemental Indenture will become effective immediately upon its execution and delivery by the parties thereto, but the Proposed Amendments will not become operative until the Operative Time and shall cease to be operative if the Merger is not consummated or the Company does not pay the Total Consideration or the Tender Offer Consideration, as applicable, to the Depositary or, upon the Depositary’s instructions, DTC, on behalf of the Holders. If we terminate or withdraw the Offer, or the Notes tendered pursuant to the Offer are not purchased by us, the Proposed Amendments will not become operative, and no Consent Payments will be due or payable. Pursuant to the terms of the Indenture, Holders of Notes are not required to approve the particular form of the Supplemental Indenture, but only the substance thereof.

Specifically, the Proposed Amendments would eliminate the following covenants and events of default contained in the Indenture:

Section 3.09	Offer to Purchase by Application of Excess Proceeds

Section 4.03	Reports

Section 4.04(a)	Compliance Certificate

Section 4.05	Taxes

Section 4.07	Restricted Payments

Section 4.08	Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Section 4.09	Incurrence of Indebtedness and issuance of Preferred Stock

Section 4.10	Asset Sales

Section 4.11	Transactions with Affiliates

Section 4.12	Liens

Section 4.13	Corporate Existence

Section 4.14	Offer to Repurchase Upon Change of Control

Section 4.15	Payments for Consent

Section 4.16	Future Guarantees

Section 4.17	Designation of Restricted and Unrestricted Subsidiaries

Section 4.19	Changes in Covenants When Notes Rated Investment Grade

Section 5.01	Merger, Consolidation or Sale of Assets (deletion of conditions to consolidation, mergers, amalgamations, transfers and leases as to the absence of defaults and events of default and the ability of the Company or surviving entity to incur additional indebtedness under the Indenture)

Section 6.01 (3), (4), (5), (6), (7), (8)	Events of Default (with respect to defaults under the covenants or agreements in the Indenture being deleted by the Proposed Amendments, defaults under instruments securing or evidencing indebtedness; failure to pay final judgments; proceedings under bankruptcy law; and the rendering of certain judgments with respect to guarantors of the Note)

The Proposed Amendments would amend Section 3.03 to permit a notice of redemption to Holders whose Notes are to be redeemed to be provided at least 3 days before a redemption date.

The Proposed Amendments would also make certain other changes in the Indenture of a technical or conforming nature, including the deletion of those definitions from that Indenture that are used only in provisions that would be eliminated as a result of the elimination or modification of the foregoing provisions, and cross references to the provisions of that Indenture that have been deleted as a result of the Proposed Amendments will be revised to reflect those deletions.

The Proposed Amendments constitute a single proposal, and a Consent by a Holder is a Consent to all of the Proposed Amendments. The valid tender of Notes by a Holder pursuant to the Offer will constitute the giving of Consent by that Holder to the Proposed Amendments and the waiver of the Holder’s right to withdraw its Consent after the Consent Time.

Adoption of the Proposed Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Offer. If the Requisite Consents with respect to the Notes are received and the Proposed Amendments related to the Notes become operative pursuant to a Supplemental Indenture, those Notes remaining outstanding after that date will no longer be entitled to the benefit of most of the restrictive covenants and certain event of default provisions that will be eliminated from the applicable Indenture by the Supplemental Indenture, and, a notice of redemption to Holders whose Notes are to be redeemed will be permitted to be provided at least 3 days before a redemption date instead of at least 30 days before.

If the Requisite Consents with respect to the Notes are received and the Proposed Amendments related to the Notes become operative pursuant to a Supplemental Indenture, those Notes remaining outstanding after that date will no longer be entitled to the benefit of most of the restrictive covenants and certain event of default provisions that will be eliminated from the applicable Indenture by the Supplemental Indenture, and a notice of redemption to Holders whose Notes are to be redeemed will be permitted to be provided at least 3 days before a redemption date instead of at least 30 days before. We may optionally redeem any Notes not tendered in the Offer on or after November 1, 2012 at a price of 105% of the principal amount thereof, plus any accrued and unpaid interest to the redemption date. We expressly reserve the right, in our sole discretion, to take other actions with respect to any Notes that have not been accepted and paid for in the Offer, including purchasing such Notes through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms and prices that may or may not be equal to the Tender Offer Consideration or the Total Consideration, or to exercise any of the Company’s rights under the Indenture. This Statement does not constitute a notice of redemption or an obligation to issue a notice of redemption or satisfy or discharge the Indenture. In addition, following consummation of the Offer and adoption of the Amendments, the liquidity of the trading market for any Notes that remain outstanding may be significantly reduced. See “Certain Significant Considerations.”

OTHER PURCHASES OF NOTES

Whether or not the Offer is consummated, we and our affiliates may from time to time acquire Notes, otherwise than pursuant to the Offer, through open-market purchases, privately negotiated transactions, tender offer, exchange offer, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

PURSUANT TO CIRCULAR 230 ISSUED BY THE U.S. DEPARTMENT OF THE TREASURY, WE ARE REQUIRED TO INFORM YOU THAT YOU CANNOT RELY UPON ANY TAX DISCUSSION CONTAINED IN THIS DOCUMENT FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES. THE TAX DISCUSSION CONTAINED IN THIS DOCUMENT WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS DESCRIBED IN THIS DOCUMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax consequences of the Offer and the Consent Solicitation, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder (the “Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. No assurance can be given that the statements and conclusions described herein will be respected by the Internal Revenue Service (the “IRS”) or, if challenged, by a court. This summary is limited to the tax consequences to those persons who hold the Notes as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, retirement plans and other deferred-tax accounts, hybrid entities, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities or investors therein, expatriates, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market, those who hold the Notes as part of a straddle, hedge, conversion transaction or other integrated investment or those who purchase New Notes pursuant to the New Notes Offering). In addition, this summary does not address U.S. federal alternative minimum tax, the Medicare tax on certain investment income, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction or other tax considerations. We have not sought, nor do we intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is for general information only. Holders are urged to consult their own tax advisors concerning the U.S. federal income tax and other tax consequences to them of the Offer, as well as the application of state, local and foreign income and other tax laws.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation) organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust. A “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

The treatment of a Holder that is a partnership for U.S. federal income tax purposes will generally depend upon the status of its partners and the activities of the partnership. If you are a partner in a partnership which holds the Notes, you should consult your tax advisor about the U.S. tax consequences of the Offer and the Consent Solicitation.

U.S. Holders

Tender of Notes Pursuant to the Offer

The purchase of Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion regarding the Consent Payment in the following paragraph, a U.S. Holder that tenders Notes which are purchased in the Offer will recognize gain or loss in an amount equal to the difference between the total consideration received in exchange for such Notes and the U.S. Holder’s adjusted tax basis in such Notes. The adjusted tax basis of a U.S. Holder in the Notes generally is the price such U.S. Holder paid for the Notes, increased by any original issue discount (“OID”) previously included in gross income and by any market discount previously included in gross income, and reduced (but not below zero) by any amortized bond premium and by any cash payments previously received on the Notes. Although not free from doubt, a U.S. Holder’s adjusted tax basis in a Note should be allocated between the original note and any PIK Note received in respect of PIK Interest thereon in proportion to their relative principal amounts.

The treatment of the Consent Payment under U.S. federal income tax law is unclear. Receipt of a Consent Payment by a U.S. Holder might be treated as additional proceeds received in exchange for the tendered Note, in which case the Consent Payment will be taken into account as an additional amount realized for purposes of determining the amount of gain or loss on the exchange, as described above. Alternatively, receipt of a Consent Payment might be treated as additional interest or other income. We intend to take the position that the Consent Payment should be treated as additional proceeds received in exchange for the tendered Notes. However, no assurance can be given that this position, if challenged by the IRS, would be sustained. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the Consent Payment.

Except to the extent that gain is characterized as ordinary income pursuant to the market discount rules discussed below, any gain or loss realized on the exchange of a Note pursuant to the Offer will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year. Long-term capital gains recognized by non-corporate holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. Holder will be treated as having acquired a Note with market discount for U.S. federal income tax purposes if its “revised issue price” exceeded its initial tax basis in the hands of such U.S. Holder. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the “stated redemption price at maturity” of the Note, multiplied by the number of complete years to maturity at the time of such acquisition. The “revised issue price” of a Note is the sum of the issue price of the Note (i.e., generally the first price at which a substantial amount of the Notes was sold for money, for this purpose ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and the aggregate amount of all OID included in the gross income of all holders before the acquisition of the Note by the U.S. Holder. The “stated redemption price at maturity” of a Note is the sum of all payments provided by the Note. In general, any gain realized on the sale of a Note having market discount will be treated as ordinary income to the extent of any market discount that has accrued during the Holder’s holding period (on a straight line basis or, if elected, on a constant yield basis), except to the extent previously included as ordinary income.

Treatment of Non-Tendering U.S. Holders

A modification of the terms of a debt instrument, which for this purpose would include the adoption of the Proposed Amendments, results in a “deemed exchange” for U.S. federal income tax purposes if the modifications are “significant,” in which case gain or loss may be recognized by holders of the debt instrument. Treasury Regulations provide, in part, that a modification that deletes or alters customary accounting or financial covenants is not a significant modification. We intend to take the position that the adoption of the Proposed Amendments should not result in a significant modification. Our position is not, however, binding on the IRS, and no assurance can be given that our position will be respected. Assuming our position is respected, a U.S. Holder of Notes should not recognize any gain or loss as a result of the adoption of the Proposed Amendments and any such U.S. Holder should continue to have the same adjusted tax basis, holding period, adjusted issue price and accrued market discount (if any) with respect to the Notes as such Holder had immediately prior to the adoption of the Proposed Amendments. The remainder of this discussion assumes our position will be respected.

U.S. Holders are encouraged to consult their tax advisors regarding the risk that the adoption of the Proposed Amendments constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to them if there were to be a deemed exchange and the tax consequences of holding the Notes after the adoption of the Proposed Amendments.

Backup Withholding and Information Reporting

A U.S. Holder whose Notes are tendered and accepted for payment may be subject to backup withholding tax (currently at a 28% rate) on the gross proceeds from such tender and payment, unless the U.S. Holder (1) is a corporation or other exempt recipient and, when required, establishes this exemption or (2) provides its correct taxpayer identification number on an IRS Form W-9, properly certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding tax is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Information statements reporting the Tender Offer Consideration and/or the Consent Payment may be provided to tendering U.S. Holders and to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for obtaining such exemption, if applicable.

Non-U.S. Holders

Treatment of Tendering Non-U.S. Holders

Except with respect to accrued and unpaid interest and subject to the discussion of the Consent Payment below, a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale of a Note in the Offer unless (a) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case the non-U.S. Holder will be subject to 30% U.S. federal income tax on any gain recognized, net of certain U.S. source net capital losses), or (b) such gain is effectively connected with a U.S. trade or business (in which case such gain will be taxed as described below).

Consideration received by a non-U.S. Holder, to the extent it represents accrued and unpaid interest (including OID), generally will not be subject to U.S. federal income or withholding tax, provided that such amounts are not effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and:

(1)	the non-U.S. Holder is not a “10 percent shareholder,” within the meaning of the Code and applicable Treasury Regulations, with respect to the Company;

(2)	the non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to the Company within the meaning of Section 864(d)(4) of the Code;

(3)	the non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

(4)	the non-U.S. Holder provides a properly completed IRS FormW-8BEN certifying its non-U.S. status.

Alternatively, such accrued but unpaid interest (including OID) will be exempt from withholding of U.S. federal income tax if (A) such non-U.S. Holder provides a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (B) such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and such non-U.S. Holder provides a properly completed IRS FormW-8ECI or FormW-8BEN, as applicable.

Accrued and unpaid interest that is not exempt from withholding as described above will be subject to a 30% U.S. federal withholding tax (unless an applicable income tax treaty provides otherwise).

If any gain or income (including amounts attributable to accrued and unpaid interest (including OID)) realized by a non-U.S. Holder upon the sale of a Note pursuant to the Offer is effectively connected with a U.S. trade or business of the non-U.S. Holder, the non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will generally be subject to tax on a net income basis as if it were a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, if such Holder is a foreign corporation and the gain or income (including amounts attributable to accrued and unpaid interest (including OID)) is effectively connected with its U.S. trade or business, such non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits, subject to adjustments.

As described above under “—U.S. Holders—Tender of Notes Pursuant to the Offer,” there is uncertainty under U.S. federal income tax law regarding the treatment of the Consent Payment. The Consent Payment may be treated, for example, as additional proceeds received in exchange for the tendered Notes, in which case, subject to the discussion below under “—Backup Withholding and Information Reporting,” the payment would not be subject to U.S. federal income or withholding tax, or as a separate fee paid in exchange for the delivery of the relevant Consents, in which case the payment would generally be subject to U.S. federal withholding tax at a rate of 30%, unless an exemption from or reduction of withholding tax is applicable, either because (i) the Consent Payment is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides a properly executed IRS Form W-8ECI or (ii) the “Business Profits” or “Other Income” article of an applicable tax treaty applies to the Consent Payment and the non-U.S. Holder provides a properly executed IRS Form W-8BEN (claiming exemption or reduction under the applicable tax treaty). We intend to take the position that the Consent Payment constitutes a separate fee paid in exchange for the delivery of the relevant Consents, and that as a result, tax should be withheld from the Consent Payment paid to a non-U.S. Holder at a rate of 30% unless an exemption from or reduction of withholding tax described above applies. However, it is possible that the applicable withholding agent may disagree or take a different position, in which case the withholding agent may not withhold from the payment of the Consent Payment. If any such withholding results in an overpayment of taxes, a refund or credit may be obtainable provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors with respect to the treatment of the Consent Payment, and the application of U.S. federal income tax withholding, including eligibility for a withholding tax exemption and refund procedures.

Treatment of Non-Tendering Non-U.S. Holders

A non-U.S. Holder that does not tender its Notes pursuant to the Offer will not be treated as having sold or otherwise disposed of the Notes for U.S. federal income tax purposes or otherwise be subject to U.S. federal income tax as a result of the Offer, so long as our position that the adoption of the Proposed Amendments does not constitute a significant modification, described above under “—U.S. Holders—Treatment of Non-Tendering U.S. Holders,” is respected.

Non-U.S. Holders are encouraged to consult their tax advisors regarding the risk that the adoption of the Proposed Amendments constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to them if there were to be a deemed exchange and the tax consequences of holding the Notes after the adoption of the Proposed Amendments.

Backup Withholding and Information Reporting

A non-U.S. Holder whose Notes are tendered and accepted for payment will not be subject to backup withholding if the non-U.S. Holder certifies its foreign status on the appropriate IRS Form W-8 or otherwise establishes an exemption from backup withholding, provided that the payor does not have actual knowledge or reason to know that that the non-U.S. Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to a payment even if an exemption from backup withholding is established. Copies of any information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Any amounts withheld under the backup withholding tax rules from a payment to a non-U.S. Holder may be allowed as a refund, or a credit against such non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are timely followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for, obtaining an exemption from backup withholding.

DEALER MANAGER AND SOLICITATION AGENT, INFORMATION AGENT AND DEPOSITARY

In connection with the Offer and Consent Solicitation, Merger Sub has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Merger Sub has retained Global Bondholder Services Corporation as Information Agent and as Depositary for the Offer and Consent Solicitation. Merger Sub has agreed to pay the Information Agent and Depositary customary fees for their services in connection with the Offer and Consent Solicitation. Merger Sub has also agreed to reimburse the Dealer Manager and Solicitation Agent, the Information Agent and Depositary for their reasonable out-of-pocket expenses, including the fees and disbursements of counsel, and to indemnify them against specific liabilities, including liabilities under federal securities laws.

The Dealer Manager and Solicitation Agent and its affiliates have provided in the past, are currently providing and may provide in the future other investment banking, commercial banking and financial advisory services to the Company and its affiliates for customary fees and expenses in the ordinary course of business, including in connection with the New Notes Offering. Holdings has advised the Company that it has received the commitments from affiliates of the Dealer Manager and Solicitation Agent and other financial institutions for a new term loan facility, a new ABL revolving credit facility and an interim facility in the event that Merger Sub is unable to issue up to $375 million of New Notes. In connection therewith, such affiliates of the Dealer Manager and Solicitation Agent would receive customary commitment and other fees, as well as reimbursement of their out-of-pocket expenses. At any time, the of the Dealer Manager and Solicitation Agent and their affiliates may trade the Notes for their own accounts, or for the accounts of their customers, and accordingly may hold long or short positions in the Notes. Certain affiliates of the Solicitation Agent are lenders and/or agents under the Company’s existing credit facility as such will receive a portion of the proceeds of the financing used to consummate the Merger and refinance the Company’s existing indebtedness. Merrill Lynch, Pierce, Fenner & Smith Incorporated has provided, and expects to provide in the future, investment banking services to the Company and its affiliates, for which they have received and expect to receive customary fees and commissions.

None of the Dealer Manager and Solicitation Agent, the Information Agent or Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in this Statement or in the documents incorporated by reference herein or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of that information.

Our directors, officers and regular employees and those of our affiliates (who will not be specifically compensated for those services), the Information Agent and the Dealer Manager and Solicitation Agent may contact Holders by mail, telephone, or facsimile regarding the Offer and Consent Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement, the Letter of Transmittal and other materials to beneficial owners of Notes.

FEES AND EXPENSES

Tendering Holders of Notes will not be obligated to pay brokers’ fees or commissions of the Dealer Manager and Solicitation Agent or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company pursuant to the Offer. Merger Sub will pay all fees and expenses of the Dealer Manager and Solicitation Agent, Depositary and Information Agent in connection with the Offer and Consent Solicitation.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and Solicitation Agent and the Information Agent and Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer and solicitation of Consents pursuant to the Consent Solicitation.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or that may be included in this Statement (including the documents incorporated by reference) are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Undue reliance should not be placed on these statements. Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that the Company made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. These statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect the Company’s actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

•	competitive risks from other container manufacturers or self-manufacture by customers;

•	termination of our customer contracts;

•	loss or reduction of business from key customers;

•	dependence on key personnel;

•	increases in steel, resin or other raw material and energy costs or availability, which cost increases may not coincide with our ability to timely or fully recoup such increases;

•	product liability or product recall costs;

•	lead pigment and lead paint litigation;

•	increased consolidation in our end-markets;

•	consolidation of key suppliers;

•	decreased sales volume in our end-markets;

•	increased use of alternative packaging;

•	product substitution;

•	labor unrest;

•	environmental, health and safety costs;

•	management’s inability to evaluate and selectively pursue acquisitions;

•	fluctuation of our quarterly operating results;

•	current economic conditions;

•	the availability and cost of financing;

•	an increase in interest rates;

•	restrictions in our debt agreements; and

•	fluctuations of the Canadian dollar.

Further descriptions of these risks, uncertainties, and other matters can be found in the Company’s annual report and other reports filed from time to time with the SEC, including but not limited to the Company’s Annual Report on Form 10-K for the year ended September 30, 2011. The Company cautions that the foregoing list of important factors is not complete, and the Company assumes no obligation to update or revise any forward-looking statement that the Company may make.

The Company believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use the Company’s historical performance to anticipate results or future period trends.

MISCELLANEOUS

The Offer and Consent Solicitation are not being made to (nor will tenders of Notes or Consents be accepted from or on behalf of) Holders of Notes in any jurisdiction in which the making or acceptance of the Offer and Consent Solicitation would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Offer and Consent Solicitation in any such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf that is not contained in the Offer Documents and, if given or made, such information or representation should not be relied upon.

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR A PORTION OF THEIR NOTES PURSUANT TO THE OFFER AND DELIVER CONSENTS IN THE CONSENT SOLICITATION. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES AS TO WHICH ACTION IS TO BE TAKEN.

BWAY PARENT COMPANY, INC.

In order to tender and consent, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Notes and any other required documents to the Depositary at the address set forth below or tender pursuant to DTC’s ATOP.

The Depositary for the Offer and Consent Solicitation is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail: 65 Broadway, Suite 404 New York, NY 10006	By Overnight Courier: 65 Broadway, Suite 404 New York, NY 10006	By Hand: 65 Broadway, Suite 404 New York, NY 10006

The Information Agent for the Offer and Consent Solicitation is:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, NY 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll-Free: 866-389-1500

Any questions or requests for assistance or for additional copies of this Statement or the Letter of Transmittal may be directed to the Information Agent at its telephone number above. A Holder may also contact the Dealer Manager and Solicitation Agent at the telephone number set forth below or such Holder’s Custodian for assistance concerning the Offer and Consent Solicitation.

The Dealer Manager for the Offer and the Solicitation Agent for the Consent Solicitation is:

BofA Merrill Lynch

214 North Tryon Street, 17th Floor

Charlotte, North Carolina 28255

(888) 292-0070 (U.S. Toll Free)

(980) 388-3646 (Collect)

Attention: Liability Management